                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(A) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Confidential, For Use of the Commission Only (as permitted by
[_]  Rule 14a-b(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to ((S))240.14a-11(c) or ((S))240.14a-12

                      ADELPHIA COMMUNICATIONS CORPORATION
          ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             COLIN H. HIGGIN, ESQ.
          ------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  No Fee Required

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     --------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
     --------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     --------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
     --------------------------------------------------------------------------
     (5)  Total fee paid:
     --------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
     --------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:
     --------------------------------------------------------
(3)  Filing Party:
     --------------------------------------------------------
(4)  Date Filed:
     --------------------------------------------------------
                                                    Note

                      ADELPHIA COMMUNICATIONS CORPORATION
                             One North Main Street
                        Coudersport, Pennsylvania 16915



                    Notice of Annual Meeting of Stockholders
                         to be held on October 25, 1999



To the Stockholders of
Adelphia Communications Corporation:

     The Annual Meeting of Stockholders of Adelphia Communications Corporation will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Monday, October 25, 1999 at 10:00 a.m., for the following purposes:

1. To elect one (1) Director by vote of the holders of Class A Common Stock voting as a separate class.

2. To elect nine (9) Directors by vote of the holders of Class A Common Stock and Class B Common Stock, voting together.

3. To approve a proposed amendment to Article IV of the Certificate of Incorporation increasing the authorized number of shares of capital stock from 230,000,000 to 1,550,000,000, the authorized number of shares of Class A Common Stock from 200,000,000 to 1,200,000,000, the authorized number of shares of Class B Common Stock from 25,000,000 to 300,000,000 and the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000.

4. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 14, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  John J. Rigas
                                  Chairman and Chief Executive Officer

October ___, 1999

                      ADELPHIA COMMUNICATIONS CORPORATION
                             One North Main Street
                        Coudersport, Pennsylvania 16915

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS


                                October 25, 1999

     This proxy statement is being furnished to the stockholders of Adelphia Communications Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual
Meeting") scheduled to be held on Monday, October 25, 1999, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is One North Main Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about October __, 1999. A copy of the Annual Report to Stockholders for the nine months ended December 31, 1998 is being furnished with this proxy statement.

     Only stockholders of record as of the close of business on September 14, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding common stock of the Company on that date consisted of 50,328,343 shares of Class A Common Stock, $.01 par value ("Class
A Common Stock"), and 10,834,476 shares of Class B Common Stock, $.01 par value ("Class B Common Stock"). With respect to the matters described in this proxy statement, other than the election of the Class A director as described below, the holders of Class A Common Stock and of Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one
(1) vote for each share of Class A Common Stock standing in their name on the books of the Company and each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company. The presence, in person or by proxy, of holders of a majority of the votes of all outstanding shares of the Company's common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. A majority of the votes of all outstanding shares of the Company's common stock entitled to vote and represented at the Annual Meeting are required for the adoption of the proposals described below, except that for proposal 1 a majority of the votes of all outstanding shares of Class A common stock entitled to vote and represented at the Annual Meeting is required.

     All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors, and FOR the approval of the proposed amendment to the Certificate of Incorporation. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

     Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and represented at the Annual Meeting and not voting in favor of the proposals. Broker non-votes will not count as shares entitled to vote and represented at the Annual Meeting and will not be included in calculating the number of votes necessary for approval of the proposals described below.

                               PROPOSALS 1 AND 2

                             ELECTION OF DIRECTORS

Description of Board of Directors

     The Certificate of Incorporation of the Company provides for the Board of Directors to be elected as follows: a majority of the votes cast by the holders of Class A Common Stock, voting as a separate class, are entitled to elect one
(1) director; and a majority of the votes cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors, with each share of Class A Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes. Stockholders of the Company are not entitled to cumulate their votes in the election of directors.

     The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than five (5) nor more than twenty-five (25). The Board of Directors currently consists of eight (8) directors, seven (7) of whom are also nominees for director.

     Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class may be filled by such holders voting as a separate class, and any vacancy in the office of a director elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class or by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class, as the case may be, may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

     Pursuant to the Agreement and Plan of Merger dated as of March 5, 1999, as amended, by and among the Company, Century Communications Corp. ("Century") and Adelphia Acquisition Subsidiary, Inc. ("Merger Sub") whereby Century would merge with and into Merger Sub and become a wholly owned subsidiary of the Company (the "Merger Agreement"), the Board of Directors of the Company has agreed to expand the size of the current Board of Directors by three (3) positions, upon consummation of the merger, and to appoint Leonard Tow, Scott Schneider and Bernard Gallagher to the Board of Directors of the Company, at a date to be mutually agreed upon by the Company and Century, but after the closing of the transaction, and have the new appointees serve until the next annual meeting of stockholders. The transaction is expected to close on or shortly after October 1, 1999. Messrs. Tow, Schneider and Gallagher currently serve as directors and executive officers of Century.

     The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of Perry S. Patterson, on behalf of the Class A Common Stockholders, and for the election of John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Pete J. Metros, Dennis P. Coyle, Leslie J. Gelber, Peter L. Venetis and Erland E. Kailbourne, on behalf of all of the common stockholders of the Company. All nominees except Mr. Coyle, Mr. Gelber, Mr. Kailbourne and Mr. Venetis were first elected or appointed as directors of the Company in 1986. Mr. Coyle was first elected as a director of the Company in 1995. This is the first time that Mr. Gelber, Mr. Venetis and Mr. Kailbourne are being nominated as directors of the Company.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as

                                       2.

directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

     The following sets forth certain information concerning each nominee for election as a director of the Company. Seven of the current directors of the Company are nominees for reelection as directors.

Proposal 1--Nominee for Election by Holders of Class A Common Stock

Perry S. Patterson

Age 82

     Perry S. Patterson became a director of Adelphia on September 9, 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a partner of the law firm of Kirkland & Ellis in Chicago, Illinois and Washington, D.C. from 1950 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

Proposal 2--Nominees for Election by Holders of Class A Common Stock and Class B Common Stock

John J. Rigas

Age 74

     John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of its subsidiaries. He is also Chairman and a director of Hyperion Telecommunications, Inc. ("Hyperion"). Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the John J. Rigas family or entities controlled by them ("the Rigas Family"). Mr. Rigas has owned and operated cable television systems since 1952. Among business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bancorp., Inc., Coudersport, Pennsylvania, and a member of the Board of Directors of Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

     John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom currently serves as a director and executive officer of the Company, and is the father-in-law of Peter Venetis who is nominated to serve as a director of the Company.

Michael J. Rigas

Age 45

     Michael J. Rigas is Executive Vice President, Operations of Adelphia and is a Vice President of its subsidiaries. He is also Vice Chairman and a director of Hyperion. Since 1981, Mr. Rigas has served as a Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

                                       3.

Timothy J. Rigas

Age 43

     Timothy J. Rigas is Executive Vice President, Chief Financial Officer, and Treasurer of Adelphia and its subsidiaries. He is also Vice Chairman, Chief Financial Officer and Treasurer and a director of Hyperion. Since 1979, Mr. Rigas has served as Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

James P. Rigas

Age 41

     James P. Rigas is Executive Vice President, Strategic Planning of Adelphia and is a Vice President of its subsidiaries, and also serves as Vice Chairman, Chief Executive Officer and Chief Operating Officer and a director of Hyperion. Since February 1986, Mr. Rigas has served as a Senior Vice President, Vice President or other officer of the constituent entities which became wholly owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Among his business activities, Mr. Rigas is a member of the Board of Directors of Cable Labs. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

Pete J. Metros

Age 59

     Pete J. Metros became a director of Adelphia on November 4, 1986. Mr. Metros is the Managing Director of Mannesmann Dematic Systems - worldwide. On February 1, 1998, he was appointed to the Board of Directors of Mannesmann Dematic AG, headquartered in Wetter, Germany. He continues to be the President and a member of the Board of Directors for Mannesmann Dematic Rapistan Corporation (since 1991). From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Hyperion and Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has served as a director of Hyperion since 1997 and received a BS degree from Georgia Institute of Technology in 1962.

                                       4.

Dennis P. Coyle

Age 61

Dennis P. Coyle is General Counsel and Secretary of FPL Group, Inc. and Florida Power & Light Company. Mr. Coyle was named General Counsel of FPL Group, Inc. and Florida Power & Light Company in 1989, and assumed the additional title and responsibilities of Secretary of such companies in 1991. He graduated from Dartmouth College in 1960 and received his law degree from Columbia University in 1965. In an investment agreement with respect to Olympus Communications, L.P. ("Olympus," a joint venture of the Company), John, Michael, Timothy and James Rigas had agreed to vote a sufficient number of shares of the Company's Class A common stock to elect to the Board of Directors a nominee of Telesat Cablevision, Inc., which is the Company's joint venture partner in Olympus. This agreement terminated on January 29, 1999 when Telesat sold all of its Adelphia stock to the Company. Prior to such termination, Mr. Coyle was the nominee of Telesat Cablevision, Inc., which is an indirect, wholly-owned subsidiary of FPL Group, Inc.

Leslie J. Gelber

Age 43

     Leslie J. Gelber has been President and Chief Operating Officer of Caithness Corporation since January 1, 1999. Prior to this position, Mr. Gelber was President of Cogen Technologies, Inc. from July 1998 until December 1998. From 1993 until July 1998, Mr. Gelber was the President of ESI Energy, Inc., a former subsidiary of FPL Group, Inc. Prior to joining ESI, Mr. Gelber was the Director of Corporate Development for FPL Group and was Chairman of FPL Group's cable television subsidiary and President of its information services subsidiary. Mr. Gelber received a B.A. degree from Alfred University in 1977 and a Master's degree in business administration from the University of Miami in 1978.


Peter L. Venetis

Age 42

     Peter L. Venetis is President and Chief Executive Officer of the Atlantic Bank of New York. Mr. Venetis also serves as a member of Atlantic Bank's Board of Directors and as Chairman of the Executive Committee of the Board. Mr. Venetis joined Atlantic Bank as its Chief Executive Officer in 1992. From 1986 to 1992 Mr. Venetis was a Director in the Leveraged Finance Group at Salomon Brothers, Inc. in New York. Mr. Venetis is also a board member of the NY Metro Chapter of the Young President's Organization and is a Trustee of the Churchill School and Center in Manhattan. Mr. Venetis graduated from Columbia University (cum laude) in 1979 and received his MBA in Finance and International Business from the Columbia University Graduate School of Business in 1981.

                                       5.

Erland E. Kailbourne

Age 57

     Erland E. Kailbourne is the retired Chairman and Chief Executive Officer of Fleet National Bank. He served with the Fleet organization or its predecessors for 37 years prior to his retirement on December 31, 1998. Mr. Kailbourne is currently Vice Chairman of the State University of New York Board of Trustees, Chairman of the John R. Oshei Foundation, a director of the New York ISO Utilities Board, a director of Albany International Corporation, a director of Jaran Aerospace Corporation, Rand Capital Corporation and Statewide Zone Capital Corporation and is a member of the Trooper Foundation. He is a past director of the New York Business Development Corporation, the Business Council of New York State, Inc., Fleet National Bank, Security New York State Corp., Fleet Trust Company, Robert Morris Associates, the Buffalo and Rochester Chambers of Commerce, the SUNY Albany Foundation, the SUNY Buffalo Foundation, WXXI-Public Television, WNED-Public Television, WMHT-Public Television and a member of the Advisory Board of Chautauqua Airlines. Mr. Kailbourne graduated with a degree in business administration from Alfred University in 1961.

Audit and Compensation Committees and Meetings of the Board of Directors

     The Board of Directors has a Compensation Committee, consisting of Perry S. Patterson and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met once during the nine-month period ended December 31, 1998. The Board of Directors also has an Audit Committee, comprised of Perry S. Patterson, Pete J. Metros and Timothy J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board of Directors and the investing public. The Audit Committee met once to review the Company's financial condition and results of operations for the nine-month period ended December 31, 1998. The Company did not have a nominating committee during the nine-month period ended December 31, 1999, although one was appointed in August 1999, comprised of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas. The Board of Directors met or acted by written consent in lieu of meeting 13 times during the nine-month period ended December 31, 1998. Each director attended at least 75% of the meetings of the Board of Directors and the respective committees of which each is a member.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR each of the nominees named above for election as directors.

                                       6.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's nine and twelve months ended December 31, 1998 and the fiscal years ended March 31, 1998 and March 31, 1997 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during the twelve months ended December 31, 1998:

Compensation

                                                                                Long-Term
                                                           Compensation($)    Compensation
                                          Period          -----------------    Restricted            All Other
 Name and Principal Position            Ended (a)          Salary    Bonus   Stock Awards($)  Compensation ($) (b) (c)
------------------------------                            ---------          ---------------
John J. Rigas                     9 months ended 12/98    1,018,789    -            -                    200,750
Chairman, President and           12 months ended 12/98   1,367,399    -            -                    461,061
Chief Executive Officer           12 months ended 3/98    1,271,939    -            -                    461,378
                                  12 months ended 3/97    1,235,194    -            -                    473,852

Michael J. Rigas                  9 months ended 12/98      171,484    -            -                     10,950
Executive Vice President,         12 months ended 12/98     229,866    -            -                     10,950
Operations                        12 months ended 3/98      213,011    -            -                     10,950
                                  12 months ended 3/97      206,857    -            -                     10,950

Timothy J. Rigas                  9 months ended 12/98      171,484    -            -                     10,950
Executive Vice President,         12 months ended 12/98     229,866    -            -                     10,950
Chief Financial Officer           12 months ended 3/98      213,089    -            -                     10,950
and Treasurer                     12 months ended 3/97      207,618    -            -                     10,950

James P. Rigas                    9 months ended 12/98      171,003    -            -                     11,431
Executive Vice President,         12 months ended 12/98     229,385    -            -                     11,431
Strategic Planning                12 months ended 3/98      213,011    -            -                     11,410
                                  12 months ended 3/97      206,857    -            -                     11,410

Daniel R. Milliard (d)            9 months ended 12/98      176,438    -            760,500                5,340
Senior Vice President and         12 months ended 12/98     238,191    -            760,500                5,340
Secretary                         12 months ended 3/98      229,810    -             27,000                5,340
                                  12 months ended 3/97      238,863  75,000         156,000                5,340

__________
(a) On March 30, 1999, the Company changed its fiscal year end from March 31 to December 31. The twelve months ended December 31, 1998 includes three months of compensation from the fiscal year ended March 31, 1998.

(b) Nine months ended December 31, 1998, twelve months ended December 31, 1998 and fiscal years ended March 31, 1998 and 1997 amounts include: (i) life insurance premiums paid during each respective period by the Company (or, in the case of Daniel R. Milliard, Hyperion) under employment agreements with John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard, in premium payment amounts of $200,000, $10,200, $10,200, $10,681 and $4,590, respectively, during the nine and

                                       7.

     twelve months ended December 31, 1998, $200,000, $10,200, $10,200, $10,660 and $4,590, respectively, during the fiscal years ended March 31, 1998 and 1997 on policies owned by the respective named executive officers; (ii) $0, $227,805, $230,746 and $250,970 for John J. Rigas which represents the dollar value of the benefit of the whole-life portion of the premiums paid by the Company during the nine and twelve months ended December 31, 1998, respectively, and the fiscal years ended March 31, 1998 and 1997, respectively, pursuant to a split-dollar life insurance arrangement projected on an actuarial basis; (iii) $0, $32,506, $29,882 and $22,132 for John J. Rigas which represents payments by the Company during the nine and twelve months ended December 31, 1998, respectively, and the fiscal years ended March 31, 1998 and 1997, respectively, pursuant to a split-dollar life insurance arrangement that is attributable to term life insurance coverage; and (iv) $750 in Company matching contributions for each executive officer under the Company's 401(k) savings plan for the nine and twelve months ended December 31, 1998 and the fiscal years ended March 31, 1998 and 1997, respectively. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See "Certain Transactions."

     In accordance with an agreement related to the split-dollar life insurance arrangement referred to above, the Company will be reimbursed for all premiums paid related to such arrangement upon the earlier of death of both the insured and his spouse or termination of the insurance policies related to such arrangement.

(c) Does not include the value of certain non-cash compensation to each respective named individual which did not exceed the lesser of $50,000 or 10% of such individual's total annual salary shown in the table.

(d) Amounts shown for Daniel R. Milliard include amounts paid by the Company under Mr. Milliard's employment agreement with the Company, which was terminated March 4, 1997 and amounts paid since March 4, 1997 under Mr. Milliard's new employment agreement with Hyperion as described below. Mr. Milliard was granted, pursuant to his employment agreement, restricted stock bonus awards under Hyperion's 1996 Long-Term Incentive Compensation Plan ("1996 Plan") of 338,000, 58,500 and 58,500 shares of Hyperion Class A common stock which had a value of approximately $156,000, $27,000 and $760,500 as of March 4, 1997, April 1, 1997 and April 1, 1998 (the dates of grant), respectively. The 455,000 shares are not subject to vesting and will fully participate in dividends and distributions.

     All of the executive officers are eligible to receive stock options or stock bonuses of Class A Common Stock under the Company's 1998 Long-Term Incentive Compensation Plan ("1998 Plan"), to be awarded or granted at the discretion of the Plan Administrator (as defined therein), subject to certain limitations on the number of shares that may be awarded to each executive officer under the 1998 Plan. No awards were made under the 1998 Long-Term Incentive Compensation Plan or the Stock Option Plan of 1986 during the twelve months ended December 31, 1998, although Hyperion approved the issuance of certain stock options and restricted stock awards under its 1996 Plan to certain executive officers of Adelphia. See "Certain Transactions."

Employment Contracts and Termination of Employment

     During the nine months ended December 31, 1998, each of the named executive officers other than Mr. Milliard had an employment agreement with the Company which is automatically renewable each year unless one party gives the other prior notice and which provides among other things for compensation review by the Compensation Committee, the insurance premium payments listed in note (a)(i) to the Summary Compensation Table above, and benefits. In addition, under such employment agreements, upon termination of such employment for any reason other than "for cause," each of the executive officers will be entitled to receive severance pay equal to three months of his salary plus the amount of insurance premiums payable under such officer's employment agreement which, as of January 1, 1999, in the aggregate in the case of John J. Rigas would be approximately $452,446.

                                       8.

     As of March 4, 1997, Mr. Milliard entered into an employment agreement with Hyperion, currently a 66% owned subsidiary of the Company, and terminated his employment agreement with the Company. Mr. Milliard served as President and Vice Chairman of Hyperion. Mr. Milliard's employment agreement with Hyperion provided for base salary, annual cash bonuses based on achievement, stock options and stock bonuses, certain employee benefits and certain change-in-control and other provisions, and was set to expire on March 31, 2001.
Mr. Milliard resigned as senior vice president and secretary of the Company and as President and Secretary of Hyperion effective as of September 20, 1999 although he will continue to serve as a director of the Company until the 1999 annual stockholders meeting.

     The Company pays the annual premiums related to a split-dollar life insurance arrangement for joint and survivor life insurance coverage for John J. Rigas and his spouse. Upon the earlier of the death of Mr. Rigas and the death of his spouse or the termination of the arrangement, the Company will recover all of the premiums previously paid by the Company. The compensation related to such arrangement is derived as described in notes (b)(ii) and (iii) to the Summary Compensation Table above.

Board of Directors Compensation

     Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board of Directors and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of a committee of the Board of Directors.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors which, during the nine months ended December 31, 1998, was composed of two independent, non-employee directors, Pete J. Metros and Perry S. Patterson, addresses issues relating to the compensation of executive officers.

     The Compensation Committee recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. However, no part of executive compensation is strictly tied to statistical operating performance criteria. Each of the executive officers of the Company, including the Chief Executive Officer, entered into an employment agreement with the Company in July of 1986, which fixed the initial annual base salary of each executive and provided the Compensation Committee with the ability to increase the base salary as the Compensation Committee deems appropriate to adequately reflect the scope and success of the Company's operations, as well as to reflect increases in the Consumer Price Index. The agreements also provide for bonus compensation in amounts to be determined by the Compensation Committee from time to time, and for certain de minimis fringe benefits. The agreements are renewable and have been renewed at the end of each year, except in the case of Mr. Milliard, whose agreement with the Company was terminated when he entered into a new employment agreement with Hyperion, a majority owned subsidiary of the Company of which Mr. Milliard is President, in March 1997.

     With respect to compensation of executive officers other than the Chief Executive Officer (the "Principal Executives"), the Compensation Committee receives and accords significant weight to the input of the Chief Executive Officer. Based on a review of public filings by other publicly-held cable system operators and other independent compensation survey data, the Compensation Committee believes that the annual base salaries and bonuses of the Company's Principal Executives historically have been materially lower than the annual base salaries and bonuses paid to corresponding Principal Executives of most other publicly-held cable system operators and other telecommunications firms, and remain relatively constant compared to increases made in the annual base salaries of Principal Executives of such other corporations over the past five years. Increases in annual base salary

                                       9.

from fiscal 1998 to the nine months ended December 31, 1998 were immaterial with respect to the Principal Executives. The Compensation Committee believes that the annual base salaries and overall compensation packages of the Principal Executives continue to be set materially lower than those paid to corresponding Principal Executives of other publicly-held cable system operators and telecommunications firms.

     The Compensation Committee has recognized the success of the Principal Executives in accomplishing the Company's various strategic objectives. The Company has continued to refinance its shorter-term debt at the level of the operating subsidiaries with longer-term fixed rate debt and new equity infusions at the parent Company level, and with new revolving credit facilities and public fixed rate debt at the subsidiary and Olympus levels. These actions extend the maturities of the Company's long-term debt and increase the Company's overall longer-term liquidity and flexibility to obtain financing, which in turn will assist the Company to meet the challenges of achieving growth while facing increased competition and regulation within the telecommunications industry. In addition, the Company has made strategic acquisitions of existing cable systems and other telecommunications facilities, contributing to increases in cash flow, and has continued to develop and expand its other telecommunications product and service offerings, such as competitive local exchange services, residential telephone services, internet and cable data services. The Company has also continued to focus its efforts on other methods of increasing cash flow and on providing superior customer service while realizing operating efficiencies and cost-savings. Based upon its evaluation of these and other relevant factors, the Compensation Committee is satisfied that the Principal Executives have contributed positively to the Company's long-term financial performance, and the Compensation Committee, in consultation with the Chief Executive Officer of the Company, has set compensation under the employment agreements accordingly.

     The annual base salary of John J. Rigas, the Chief Executive Officer, is determined by the Compensation Committee in accordance with Mr. Rigas's employment agreement. Over the past several years, the Compensation Committee has recognized Mr. Rigas's success in achieving the strategic objectives mentioned above with respect to the Principal Executives, and has also recognized Mr. Rigas's leadership and vision in formulating strategies for responding to the challenges of increased regulation and increasing competition, and for positioning the Company for growth in a regulated environment. Based on its survey of compensation data for other companies, the Compensation Committee believes that Mr. Rigas's annual base salary and overall compensation package is lower than the compensation packages (including salary, bonus, options and deferred compensation) paid to chief executive officers of many other publicly-held cable system operators and other telecommunications firms.

     To date, the Company has not granted bonuses to its Chief Executive Officer or its Principal Executives (with the exclusion of the bonuses paid to Mr. Milliard by Hyperion), but may in its discretion grant bonuses from time to time as it deems appropriate. In light of the historically significant equity interests of the Chief Executive Officer and the Principal Executives, the Compensation Committee has generally judged it unnecessary to offer its executive officers equity participation plans or other equity-based incentives in order to align the interests of its executive officers with those of its stockholders, although the Compensation Committee may consider such incentives in the future.

                                  COMPENSATION COMMITTEE

                                  Pete J. Metros, Chairman
                                  Perry S. Patterson



Compensation Committee Interlocks and Insider Participation

     Perry Patterson and Pete Metros serve as members of the Compensation Committee of the Board of Directors. Neither Mr. Patterson nor Mr. Metros is or has been an officer or employee of the Company.

                                      10.

Stock Performance Graph

     The following graph compares the percentage change for the periods presented, in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock ("Adelphia Class A Common Stock") during the five years ended March 31, 1998 and the nine months ended December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A); Comcast Corporation (Class
A); Tele-Communications, Inc. (Class A); TCA Cable TV, Inc.; and Century Communications Corporation (Class A). The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on March 31, 1993 in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends. The points marked on the horizontal axis correspond to March 31 of each year and December 31, 1998.




                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
 AMONG ADELPHIA COMMUNICATIONS CORPORATION, PEER GROUP INDEX AND S&P 500 INDEX

Measurement Period                              Peer Group            S&P 500
(Fiscal year Covered)          Adelphia           Index                Index
---------------------          --------         ----------            -------
Measurement PT--
3/31/93                         $100              $100                  $100

FYE  3/31/94                      72                99                   101
FYE  3/31/95                      56               100                   117
FYE  3/31/96                      39               115                   155
FYE  3/31/97                      30                78                   186
FYE  3/31/98                     165               202                   275
FYE 12/31/98                     254               352                   310

$100 Invested on 3/31/93 in Stock or Index including Reinvestment of Dividends

                                      11.

                              CERTAIN TRANSACTIONS

Management Services

     During the nine months ended December 31, 1998, the Company provided management services for certain cable television systems not owned by the Company, including managed partnerships (the "Managed Partnerships") in which John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas had varied ownership interests. These services included supervision of technical and business operations, accounting, marketing, programming, purchasing, field engineering and other technical and administrative nonfield services. During this period, the Managed Partnerships paid the Company up to five percent of system revenues for such services. Other fees were charged by the Company to the Managed Partnerships during this period for goods and services including mark-ups on the Company's volume purchases of equipment, pay programming and other goods and services. In addition, the Managed Partnerships charged the Company for system and corporate costs during this period. The net fees and expenses charged by the Company to the Managed Partnerships amounted to $2,713,000 for the nine months ended December 31, 1998. In addition, the Company paid $3,422,000 to other entities owned by members of the Rigas Family, primarily for property, plant and equipment and services. The Company believes that these fees were no less favorable than the fees which the Company believes it could obtain in similar transactions with unrelated third parties.

Loans to and from Affiliates

     Certain loans to and from the Company by or to affiliates (which do not include Olympus) as of December 31, 1998 are summarized below. Interest is charged on such loans to affiliates at rates which ranged from 9.00% to 11.31% for the nine months ended December 31, 1998.

     Total interest income on loans to affiliates, excluding Olympus, aggregated $9,610,000 for the nine months ended December 31, 1998. In addition, net settlement amounts under interest rate swap agreements with the Managed Partnerships, recorded as adjustments to interest expense during the period incurred, increased the Company's interest expense by $2,049,000 for the nine months ended December 31, 1998.

     The Company earned a $2,017,000 preferred return on its Preferred Class B Limited Partnership Interest in Syracuse Hilton Head Holdings, L.P. ("SHHH"), an Adelphia managed partnership controlled by the Rigas Family for the nine months ended December 31, 1998.

     Net receivables due from the Managed Partnerships for advances made by the Company for the construction and acquisition of cable television systems and for working capital purposes, including accrued interest thereon, were $14,186,000 at December 31, 1998.

     During the nine months ended December 31, 1998 the Company made net advances of $4,005,000 to Dorellenic. At December 31, 1998, net receivables from Dorellenic, a general partnership controlled by the Rigas Family, (including accrued interest) were $29,922,000. Amounts advanced to Dorellenic were primarily used for working capital purposes.

     During fiscal 1990 and 1991, the Company loaned an aggregate $255,000 to Daniel R. Milliard and an unaffiliated third party, pursuant to several revolving term and term notes, for capital expenditures and working capital purposes. As of December 31, 1998, the outstanding amount of these loans was $152,500.

     On an end-of-quarter basis, the largest aggregate amount of net outstanding loans and advances receivable from affiliates (directors, executive officers and five-percent shareholders) or entities they control, including John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and/or the Managed Partnerships during the nine months ended December 31, 1998 was $47,930,000.

                                      12.

Co-Borrowing Agreement

     On March 29, 1996, a subsidiary of the Company entered into a $200,000,000 loan agreement with a Managed Partnership and an Olympus subsidiary, as co-borrowers, which agreement remained in effect during the nine months ended December 31, 1998.

     On May 6, 1999, certain subsidiaries and affiliates of Adelphia and Olympus, including Hilton Head Communications, L.P., a Rigas Family partnership, closed on an $850,000,000 credit facility with several banks. The credit facility consists of a $600,000,000 8 1/2 year reducing revolving credit loan and a $250,000,000 9 year term loan.

Business Opportunities

     The Company's executive officers have entered into a Business Opportunity Agreement, dated July 1, 1986 (the "Business Opportunity Agreement"), under which they have agreed not to acquire an interest (except that such persons may, individually for their own account, engage in regular portfolio trading of publicly traded securities of companies in the cable television industry) in any cable television system except: cable television systems which they or their affiliates (excluding the Company) owned, in whole or in part, operated or had agreed to acquire as of July 1, 1986; any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems); and systems which the Company elects not to acquire under its right of first refusal described below and any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems). Otherwise, the executive officers will first offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to them. If a majority of the Company's Board of Directors, including a majority of the independent directors, rejects such offer, the executive officers may acquire or invest in all of such cable television systems or franchises therefor or interest therein or with others on terms no more favorable to them than those offered to the Company.

     The Company's executive officers may from time to time evaluate and, subject to the Company's rights and covenants in the Company's loan agreements and indentures, may acquire cable television systems or interests therein for their own accounts separately or along with the Company and/or other joint venture parties.

     Except for the limitations on the ownership of cable television systems as described herein, the executive officers of Adelphia and their affiliates are not subject to limitations with respect to their other business activities and may engage in other businesses related to cable television or other telecommunications media. The executive officers will devote as much of their time to the business of the Company as is reasonably required to fulfill the duties of their offices.

     In the event that any executive officer (or his affiliate) decides to offer for sale (other than to another executive officer or his or another executive officer's family member, trust or family controlled entity) for his account, his ownership interest in any cable television system or franchise, he or it will (subject to the rights of third parties existing at such time) first offer such interests to the Company. Such selling person or entity has a unilateral option to elect to require that, if the Company accepts such offer, up to one half of the consideration for his or its interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock, and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Company's independent directors rejects such offer, the executive officer (or his affiliate) may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

                                      13.

Registration Rights, Stock Purchase and Other Matters

     Pursuant to a Registration Rights Agreement, as amended, between the Company and the holders of Class B Common Stock, John J. Rigas has the right, subject to certain limitations, to require the Company to register shares of the Company's common stock owned by him for sale to the public and pay the expenses (except for Mr. Rigas' counsel fees) of such registration on five occasions selected by him (subject to certain limitations intended to prevent undue interference with the Company's ability to distribute its securities) during a fourteen-year period which began in December 1986. The other holders of Class B Common Stock have the right to participate, at the option of John J. Rigas, as selling stockholders in any such registration initiated by John J. Rigas. The holders of Class B Common Stock also have unlimited rights to participate as selling stockholders in any registered public offering initiated by the Company and require the Company to pay their expenses (except counsel fees). Such rights of participation are subject to limitation at the discretion of the managing underwriter of such offering.

     In addition, substantially all of the Class A Common Stock and Series C Cumulative Convertible preferred stock owned by the Rigas Family or entities they own or control has been registered by the Company on shelf registration statements which remain in effect.

     In April 1998 and in recognition for valuable past service to Hyperion and as an incentive for future services, Hyperion authorized the issuance under its 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
P. Rigas of (i) stock options covering 100,000 shares of Hyperion Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at the initial public offering price for the IPO and (ii) phantom stock awards covering 100,000 shares of Hyperion Class A common stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). At December 31, 1998, no such options or grants have been granted.

     On August 18, 1998, the Company issued 8,190,315 shares of Class A Common Stock to the public and the Rigas Family. Of this total, 4,100,000 shares were sold to the public at a price of $32.00 per share, with an underwriting discount of $1.44 per share. The remaining 4,090,315 shares were sold to Highland Communications, L.L.C., an entity controlled by the Rigas Family, at the public offering price less the underwriting discount.

     On September 30, 1998, the Company merged one of its subsidiaries with the subsidiary of AT&T that held an interest in SHHH. Pursuant to the merger agreement, AT&T received 2,250,000 newly issued shares of the Company's Class A common stock. Simultaneously, SHHH distributed certain cable systems which served approximately 34,100 basic subscribers in Virginia and North Carolina to the Company, in exchange for the interest acquired by the Company from AT&T as described above, the Company's preferred equity investment in SHHH and certain affiliate receivables owed to the Company. The Virginia and North Carolina systems were distributed to the Company without indebtedness.

     On January 14, 1999, the Company completed offerings totaling 8,600,000
shares of Class A Common Stock.   In those offerings, the Company sold 4,600,000
newly issued shares, including an overallotment option for 600,000 shares, to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares at $43.25 per share to Highland Holdings II, an entity controlled by members of the Rigas family.

     On January 29, 1999, the Company purchased from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia stock owned by Telesat for a price of $149,213,000. In the transaction, the Company purchased 1,091,524 shares of its Class A Common Stock and 20,000 shares of its Series C Cumulative convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A Common Stock. These shares represent 3,450,014 shares of Class A Common Stock on a fully converted basis. The Company and Telesat also agreed to a redemption of Telesat's interests in Olympus Communications, L.P. by the calendar quarter ending September 30, 1999, or shortly thereafter, for approximately $108,000,000. The redemption is subject to applicable

                                      14.

third party approvals. As noted earlier, Mr. Dennis Coyle is the nominee of Telesat to the Company's Board of Directors.

     On March 2, 1999, Hyperion Telecommunications, Inc. issued $300,000,000 of 12% Senior Subordinated Notes due 2007. Highland Holdings, an entity controlled by members of the Rigas Family, purchased $100,000,000 of the $300,000,000 of Senior Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers of the other $200,000,000 of Senior Subordinated Notes.

     On April 9, 1999, the Company entered into a stock purchase agreement with Highland Holdings pursuant to which the Company agreed to sell to Highland Holdings, and Highland Holdings agreed to purchase, $375,000,000 of the Company's Class B Common Stock. The purchase price per share for the Class B common stock will be equal to $60.76 (the public offering price in the Company's April 28, 1999 public offering, less the underwriting discount), plus an interest factor. The closing under this stock purchase agreement is to occur by January 23, 2000. In addition, the Rigas Family waived their rights under the Business Opportunity Agreement to acquire certain basic subscribers in the Philadelphia area in connection with the Company's pending acquisition of the cable television systems owned by Harron Communications Corp. entered into on April 12, 1999. This acquisition is expected to close early in the calendar quarter ending December 31, 1999.

     From time to time, the Company makes announcements regarding proposed transactions that may involve affiliates of the Company. No assurance can be given that these transactions will be consummated.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten
(10) percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, executive officers and more than ten (10) percent stockholders filed on a timely basis all reports due under
Section 16(a) for the period from April 1, 1998 through December 31, 1998.

                                      15.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, based on information available to the Company as of September 2, 1999, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director or nominee for director, all executive officers and directors of Adelphia as a group, and each person known to the Company to own beneficially more than 5% of such Common Stock, based on 50,328,343 shares of Class A Common Stock and 10,834,476 shares of Class B Common Stock outstanding, respectively, as of such date. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such 5% beneficial owner named below, unless otherwise noted, is One North Main Street, Coudersport, Pennsylvania 16915.

                                             Shares of            Percent of           Shares of            Percent of
                                              Class A              Class A              Class B              Class B
                                               Common               Common               Common               Common
Name                                           Stock                Stock                Stock                Stock
-------------------------------------  ----------------------  ----------------  ----------------------  ----------------
John J. Rigas........................               (a)                  (b)        5,883,004(c)(k)            54.3%
Michael J. Rigas.....................               (a)                  (b)        1,915,970(c)(k)            17.7%
Timothy J. Rigas.....................               (a)                  (b)        1,915,970(c)(k)            17.7%
James P. Rigas.......................               (a)                  (b)        1,151,634(c)(k)            10.6%
Daniel R. Milliard...................               1,000(d)             (e)             (k)                     --
Perry S. Patterson...................               1,250                (e)             --                      --
Pete J. Metros.......................                 100                (e)             --                      --
Dennis P. Coyle......................               1,000                (e)             --                      --
All executive officers and directors
 as a group (eight persons)..........          35,036,562(a)(c)          (b)        10,572,731(c)              97.6%
Ellen K. Rigas.......................                 (f)                (g)           261,762(c)(k)            2.4%
Doris Holdings, L.P. (h).............           2,398,151               4.8%             --                      --
Highland Holdings II (i).............           4,000,000               7.9%             --                      --
Highland Communications, L.L.C.(i)...           8,556,268              17.0%             --                      --
Highland Preferred
 Communications, L.L.C. (i)..........           9,433,962               5.8%             --                      --
Highland Holdings (i)................                 (i)                (i)             --                      --
Janus Capital Corporation (j)
 100 Fillmore Street
 Denver, CO  80206-4923..............           6,262,306              12.4%             --                      --
Booth American Company
 333 W. Fort Street, 12th Floor
 Detroit, MI  48226..................           3,571,428               7.1%             --                      --

                                      16.

__________
(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 431,800 shares - 71,700 shares directly and 360,100 shares through Doris Holdings, L.P. ("Doris"); Michael J. Rigas, 193,500 shares - 200 shares directly and 193,300 shares through Doris; Timothy J. Rigas, 193,500 shares
     - 200 shares directly and 193,300 shares through Doris; James P. Rigas, 193,300 shares through Doris. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through Doris. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas also shares voting and dispositive power with respect to the 17,990,230 shares of Class A common beneficially owned by Highland Holdings and subsidiaries ("Highland"), the 4,000,000 shares of Class A common held by Highland Holdings II ("Highland II") and the other 1,458,151 shares of Class A common held by Doris. See notes (h) and (i) below.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock, currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in notes (a) above or (h) and (i) below, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas would be 46.2%, 42.6%, 42.6% and 41.9%, respectively. Further, after giving effect to an additional 4,856,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to a Class B Stockholders Agreement (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 49.9%.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, a general partnership in which the five named individual Rigas Family members are general partners, and such shares are only included once for "all executive officers and directors as a group." The named Rigas individuals have shared voting and investment power with respect to these shares. The amounts shown do not include any of the shares of Class B Common Stock that Highland has agreed to purchase from Adelphia on or before January 23, 2000, pursuant to an agreement between Adelphia and Highland dated April 9, 1999.

(d) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares.

(e)  Less than 1%.

(f) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 17,990,230 shares of Class A Common Stock held by Highland and 4,000,000 shares of Class A Common Stock held by Highland II. See note (i) below. Ellen K. Rigas is the daughter of John J. Rigas.

(g) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (i) below, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 37.1%.

                                      17.

(h) Doris and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
     P. Rigas, each of whom has shared voting and investment power with respect to the shares held by Doris. In addition, through irrevocable proxies, each of the above-named individuals shares with Doris the power to vote or direct the vote of such number of shares of Class A Common Stock held as is described in note (a) above.

(i) Each of Highland and Highland II is a general partnership, the general partners of which are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas. These Rigas Family members may be deemed to share voting and investment power with respect to the shares held by Highland's wholly owned subsidiaries, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C., and also with respect to the shares held by Highland II. The amount shown for Highland Preferred Communications, L.L.C. includes, and the percentage shown reflects, 9,433,962 shares of Class A Common Stock into which the 80,000 shares of the Company's Series C Cumulative Convertible preferred stock held by Highland Preferred Communications, L.L.C. is convertible. The amount shown for Highland Communications, L.L.C. includes 8,506,268 shares of Class A Common Stock held directly by it and 50,000 shares of Class A Common Stock held by Bucktail Broadcasting Corporation, another subsidiary of Highland.

(j) According to a Schedule 13G, the named entity provides investment advice to several clients that hold the shares indicated. In addition, Thomas H. Bailey, its President and Chairman and one of its shareholders, may be deemed to beneficially own the same shares due to his positions and stock ownership which may be deemed to enable him to exercise control over the named entity.

(k) John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company are parties to a Class B Stockholders Agreement providing that such stockholders shall vote their shares of common stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of common stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of common stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of common stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of common stock of the others under certain conditions. John J. Rigas is a party to an agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas and his descendants certain rights to acquire the shares of common stock of such stockholder under certain conditions.

                                      18.

                                   PROPOSAL 3

                      INCREASE IN AUTHORIZED CAPITAL STOCK

     On August 23, 1999, the Board of Directors adopted a resolution proposing that Article IV of the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of the capital stock of the Company from 230,000,000 to 1,550,000,000, to increase the authorized number of shares of Class A Common Stock of the Company from 200,000,000 to 1,200,000,000, to increase the authorized number of shares of Class B Common Stock of the Company from 25,000,000 to 300,000,000 and to increase the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000. On September 2, 1999, 50,328,343 shares of Class A Common Stock were outstanding, and 149,671,657 shares were authorized but not outstanding (although 10,834,476 of such shares are reserved for issuance upon conversion of the issued and outstanding Class B Common Stock); 10,834,476 shares of Class B Common Stock were issued and outstanding, and 14,165,524 shares were authorized but not outstanding; and 4,475,000 shares of Preferred Stock were issued and outstanding, and 525,000 shares were authorized but not outstanding. After approval of the proposed amendment by the stockholders, the Company will have the authority to issue 1,200,000,000 shares of Class A Common Stock, of which 1,149,671,657 shares will be authorized but not outstanding, 300,000,000 shares of Class B Common Stock of which 289,165,524 shares will be authorized but not outstanding and 50,000,000 shares of Preferred Stock, of which 45,525,000 shares will be authorized but not outstanding. The additional 1,438,837,181 shares of common stock would each be part of existing classes of common stock and, if and when issued, would have the same respective rights and privileges as the shares of common stock presently issued and outstanding.

     In the judgment of the Board of Directors, the additional shares of common stock should be authorized so that they will be available for issuance from time to time by action of the Board of Directors if need therefore should arise; for example, if it should become desirable to implement financing through the sale of additional shares of common stock, make an acquisition by the issuance of common stock, or effect a stock dividend or stock split. The Board of Directors believes that increasing the authorized shares of common stock would enable it, if it so chooses, to take actions promptly on behalf of the Company that may involve the issuance of additional shares of common stock without the delay necessarily incident to the convening of a stockholders meeting. After adoption of the proposed amendment, the Board of Directors, without further action by the stockholders, would have authority to issue additional authorized and unissued shares of common stock at such times, for a consideration of such character and value (not less than par), and upon such terms, as it may deem advisable and in accordance with the Delaware General Corporation Law. In certain circumstances, a vote of the stockholders on the issuance of additional shares may be required under the rules of the National Association of Securities Dealers. The Board of Directors believes it is prudent for the Company to have this flexibility. The holders of the Company's common stock are not entitled to preemptive rights.

     Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The proposed increase in the number of shares of common stock the Company is authorized to issue is not intended to inhibit a change of control of the Company. The availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

     As of the date of this proxy statement and subject to the remainder of this paragraph, the Board of Directors has plans to sell approximately $400 million in Class A Common Stock to the public and $375 million of Class B Common Stock to Highland Holdings, a Rigas Family partnership, pursuant to a stock purchase agreement. The net proceeds from these offerings will be used for acquisitions and general corporate purposes. The Board of Directors believes that the current authorized but unissued shares of Class A Common Stock would be sufficient for any such stock issuance without the adoption of the proposed amendment to the Company's Certificate of Incorporation.

                                      19.

     The Board of Directors also believes that it is advisable to authorize the issuance of 45,000,000 additional shares of Preferred Stock. The additional Preferred Stock would be available to the Company for issuance in one or more series as determined in the future by the Board of Directors. The Board of Directors would be empowered to fix, among other things, the designation of and number of shares to comprise each series and the relative rights, preferences and privileges of shares of each series, including the dividends payable thereon, voting rights, conversion rights, the price and terms on which shares may be redeemed, the amounts payable upon such shares in the event of voluntary or involuntary liquidation and any sinking fund provisions for redemption or purchases of such shares. The Board of Directors believes that increasing the authorized shares of Preferred Stock would provide the Company with additional flexibility concerning possible future acquisitions and financing and enable it to quickly capitalize on such opportunities.

     As of the date of this proxy statement the Board of Directors does not have any plans, agreements or commitments for the issuance of additional shares of Preferred Stock.

     There may be, however, certain disadvantages to the additional flexibility afforded the Company as a result of the authorization of the additional shares of Preferred Stock. The adoption of the proposed amendment will permit the Company to issue additional shares of Preferred Stock having voting rights, thus diluting the voting and ownership interest of existing stockholders. The Board of Directors could also issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then current market price of such stock. The Board of Directors of the Company does not have any commitment or understanding relating to the issuance of the Preferred Stock in any future transaction.

     The Board of Directors of the Company recommends a vote FOR the approval of the amendment to the Certificate of Incorporation.

                                      20.

                TRANSITION REPORT ON FORM 10-K TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     A COPY OF THE TRANSITION REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE PERIOD FROM APRIL 1, 1998 TO DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, ADELPHIA COMMUNICATIONS CORPORATION, ONE NORTH MAIN STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

     The Company's certified public accountants during the nine months ended December 31, 1998 were, and for fiscal 1999 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

Stockholder Proposals

     Stockholders who intend to submit a proposal at the annual meeting of the stockholders of the Company expected to be held in October 2000 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than May 1, 2000.

                                      21.

                                   APPENDIX A

                               TABLE OF CONTENTS

Selected Financial Data..................................................................  A-2
  Management's Discussion and Analysis of Financial Condition and Results of Operations..  A-5

  Quantitative and Qualitative Disclosure about Market Risk..............................  A-17

  Financial Statements and Supplementary Data............................................  A-18

  Independent Auditors' Report...........................................................  A-19

  Consolidated Balance Sheets, March 31, 1998 and December 31, 1998......................  A-20

  Consolidated Statements of Operations, Years Ended March 31, 1997 and 1998 and
      Nine Months Ended December 31, 1998................................................  A-21

  Consolidated Statements of Convertible Preferred Stock, Common Stock and Other
      Stockholders' Equity (Deficiency), Years Ended March 31, 1997 and 1998 and
      Nine Months Ended December 31, 1998................................................  A-22

  Consolidated Statements of Cash Flows, Years Ended March 31, 1997 and 1998 and
      Nine Months Ended December 31, 1998................................................  A-23

  Notes to Consolidated Financial Statements.............................................  A-24

SELECTED FINANCIAL DATA
(Dollars in thousands except per share amounts)


   The selected consolidated financial data as of and for each of the four years in the period ended March 31, 1998 and the nine months ended December 31, 1998 have been derived from the audited consolidated financial statements of the
Company.   The selected consolidated financial data for the nine months ended
December 31, 1997 have been derived from unaudited condensed consolidated financial statements of the Company not included herein; however, in the opinion of management, such data reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the data for such interim period. These data should be read in conjunction with the consolidated financial statements and related notes thereto as of March 31, 1998 and December 31, 1998 and for each of the two years in the period ended March 31, 1998 and the nine months ended December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement. The statement of operations data with respect to fiscal years ended March 31, 1995 and 1996, and the balance sheet data at March 31, 1995, 1996 and 1997, have been derived from audited consolidated financial statements of the Company not included herein.



                                                                                                              Nine Months Ended
                                                                        Year Ended March 31,                     December 31,
                                                     ------------------------------------------------------------------------------
Statements of Operations Data:                            1995          1996         1997        1998        1997           1998
                                                     ------------------------------------------------------------------------------
                                                                                                           (Unaudited)
Revenues                                              $  361,505   $  403,597   $  472,778  $  528,442  $  389,905      $  507,155
Direct operating and programming expense
                                                         106,993      124,116      148,982     167,288     121,924         167,963
Selling, general and administrative expense
                                                          63,487       68,357       81,763      95,731      70,085         107,249
Depreciation and amortization expenses
                                                          97,602      111,031      124,066     145,041     104,570         140,823
Rate regulation charge
                                                               -        5,300            -           -           -               -
                                                     -----------------------------------------------------------------------------
Operating income                                          93,423       94,793      117,967     120,382      93,326          91,120
Priority investment income from Olympus                   22,300       28,852       42,086      47,765      35,765          36,000
Cash interest expense - net                             (169,830)    (183,780)    (190,965)   (209,677)   (157,360)       (167,930)
Noncash interest expense                                 (14,756)     (16,288)     (41,360)    (37,430)    (29,981)        (23,663)
Equity in loss of joint ventures                         (44,349)     (46,257)     (59,169)    (79,056)    (59,334)        (58,471)
Hyperion preferred stock dividends                             -            -            -     (12,682)     (5,988)        (21,536)
Minority interest in net losses of subsidiaries                -            -            -           -           -          25,772
Gain on sale of investments                                    -            -       12,151       2,538       1,018               -
Other income                                               1,453            -            -           -           -           1,113
                                                     -----------------------------------------------------------------------------
Loss before income taxes and extraordinary loss         (111,759)    (122,680)    (119,290)   (168,160)   (122,554)       (117,595)
Income tax benefit (expense)                               5,475        2,786          358       5,606        (559)          6,802
                                                     -----------------------------------------------------------------------------
Loss before extraordinary loss                          (106,284)    (119,894)    (118,932)   (162,554)   (123,113)       (110,793)
Extraordinary loss on early retirement of debt                 -            -      (11,710)    (11,325)    (11,325)         (4,337)
                                                     -----------------------------------------------------------------------------
Net loss                                                (106,284)    (119,894)    (130,642)   (173,879)   (134,438)       (115,130)
Dividend requirements applicable to preferred stock            -            -            -     (18,850)    (11,998)        (20,718)
                                                     -----------------------------------------------------------------------------
Net loss applicable to common stockholders            $ (106,284)  $ (119,894)  $ (130,642) $ (192,729)$  (146,436)     $ (135,848)
                                                     =============================================================================
Basic and diluted loss per weighted average share of
 common stock before extraordinary loss               $    (4.32)  $    (4.56)  $    (4.50) $    (6.07) $    (4.57)     $    (3.63)
Basic and diluted net loss per weighted average
 share of common stock                                     (4.32)       (4.56)       (4.94)      (6.45)      (4.95)          (3.75)
Cash dividends declared per common share                       -            -            -           -           -               -

Business Segment Information:

   As more fully described in the Company's Transition Report on Form 10-K, Adelphia operates primarily in two lines of business within the telecommunications industry: cable television and related investments ("Adelphia, excluding Hyperion") and competitive local exchange carrier telephony ("Hyperion"). The balance sheet data and other data as of and for each of the four years ended March 31, 1998 and the nine months ended December 31, 1998 of Hyperion have been derived from audited consolidated financial
statements of Hyperion not included herein.   The selected consolidated
financial data for the nine months ended December 31, 1997 have been derived from unaudited condensed consolidated financial statements of Hyperion not included herein; however, in the opinion of management, such data reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the data for such interim period.


                                                                           March 31,                              December 31,
                                                ------------------------------------------------------------------------------
                                                      1995            1996            1997            1998            1998
                                                ------------------------------------------------------------------------------
Balance Sheet Data:

Adelphia Consolidated
 Total assets                                     $  1,267,291    $  1,367,579    $  1,643,826    $  2,304,671    $  3,294,457
 Total debt                                          2,021,610       2,175,473       2,544,039       2,909,745       3,527,452
 Cash and cash equivalents                               5,045          10,809          61,539         276,895         398,644
 Investments (a)                                        50,426          74,961         130,005         150,787         229,494
 Redeemable preferred stock                                  -               -               -         355,266         376,865
 Convertible preferred stock
  (liquidation preference)                                   -               -               -         100,000         100,000

Hyperion

 Total assets                                     $     23,212    $     35,269    $    174,601    $    639,992    $    836,342
 Total debt                                             35,541          50,855         215,675         528,776         494,109
 Cash and cash equivalents                                   -               -          59,814         230,750         242,570
 Investments (a)                                        15,085          27,900          56,695          69,596         138,614
 Redeemable preferred stock                                  -               -               -         207,204         228,674

Adelphia, excluding Hyperion
 Total assets                                     $  1,244,079    $  1,332,310    $  1,469,225    $  1,664,679    $  2,458,115
 Total debt                                          1,986,069       2,124,618       2,328,364       2,380,969       3,033,343
 Cash and cash equivalents                               5,045          10,809           1,725          46,145         156,074
 Investments (a)                                        35,341          47,061          73,310          81,191          90,880
 Redeemable preferred stock                                  -               -               -         148,062         148,191
 Convertible preferred stock
  (liquidation preference)                                   -               -               -         100,000         100,000




                         See "Other Data" on next page.

                                                                                                      Nine Months Ended
                                                     Year Ended March 31,                                December 31,
                               ---------------------------------------------------------------------------------------------
Other Data:                          1995            1996            1997            1998            1997            1998
                               ---------------------------------------------------------------------------------------------
                                                                                                 (Unaudited)
Adelphia Consolidated
Revenues                           $   361,505      $  403,597      $  472,778      $  528,442     $   389,905      $  507,155
  Priority income                       22,300          28,852          42,086          47,765          35,765          36,000
  Operating expenses (b)               170,480         192,473         230,745         263,019         192,009         275,212
 Depreciation and
    amortization expenses               97,602         111,031         124,066         145,041         104,570         140,823
  Operating income                      93,423          94,793         117,967         120,382          93,326          91,120
  Interest expense - net              (184,586)       (200,068)       (232,325)       (247,107)       (187,341)       (191,593)
  Preferred stock dividends                  -               -               -         (31,532)        (17,986)        (42,254)
  Capital expenditures                  92,082         100,089         129,609         183,586         117,560         255,797
  Cash paid for acquisitions            70,256          60,804         143,412         146,546          88,217         403,851
  Cash used for investments             38,891          24,333          51,415          86,851          62,190          81,558

Hyperion
  Revenues                         $     1,729      $    3,322      $    5,088      $   13,510     $     8,690      $   34,776
  Operating expenses (b)                 3,906           5,774          10,212          22,118          14,362          54,050
 Depreciation and
    amortization expenses                  463           1,184           3,945          11,477           7,027          26,671
  Operating loss                        (2,640)         (3,636)         (9,069)        (20,085)        (12,699)        (45,945)
  Interest expense - net                (3,282)         (5,889)        (22,401)        (36,030)        (27,983)        (20,010)
  Preferred stock dividends                  -               -               -         (12,682)         (5,988)        (21,536)
  Capital expenditures                   2,850           6,084          36,127          68,629          34,834         146,752
  Cash paid for acquisitions                 -               -           5,040          65,968           7,638               -
  Cash used for investments              7,526          12,815          34,769          64,260          48,574          69,018

Adelphia,excluding Hyperion
  Revenues                         $   359,776      $  400,275      $  467,690      $  514,932     $   381,215      $  472,379
  Priority income                       22,300          28,852          42,086          47,765          35,765          36,000
  Operating expenses (b)               166,574         186,699         220,533         240,901         177,647         221,162
 Depreciation and
    amortization expenses               97,139         109,847         120,121         133,564          97,543         114,152
  Operating income                      96,063          98,429         127,036         140,467         106,025         137,065
  Interest expense - net              (181,304)       (194,179)       (209,924)       (211,077)       (159,358)       (171,583)
  Preferred stock dividends                  -               -               -         (18,850)        (11,998)        (20,718)
  Capital expenditures                  89,232          94,005          93,482         114,957          82,726         109,045
  Cash paid for acquisitions            70,256          60,804         138,372          80,578          80,579         403,851
  Cash used for investments             31,365          11,518          16,646          22,591          13,616          12,540


(a) Represents total investments before cumulative equity in net losses.
(b) Amount excludes depreciation and amortization expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollars in thousands)

  Introduction


   During the period January 29, 1999 through April 12, 1999, the Company announced the pending acquisition of the Olympus partnership interests held by FPL Group, Inc., and the pending acquisitions of FrontierVision Partners, L.P., Century Communications Corp. and Harron Communications Corp. (collectively, the "Pending Acquisitions"). As of the time of filing of the Company's Transition Report on Form 10-K, all of these transactions were pending and therefore, are not reflected in the results of operations of the Company for the nine months ended December 31, 1998. After the completion of the nine months ended December 31, 1998, the Company filed unaudited financial information, audited financial statements and unaudited pro forma financial information related to the Pending Acquisitions on a Form 8-K for the event dated April 19, 1999. In addition, during the period January 13, 1999 through April 30, 1999, the Company entered into several financing transactions, the proceeds of which will or may be used to fund one or more of the Pending Acquisitions or for other general corporate purposes. See Note 13 to Adelphia's Consolidated Financial Statements for additional information regarding the Pending Acquisitions and financing transactions referred to above.


  Results of Operations


General


   On March 30, 1999, the Board of Directors of Adelphia changed its fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998. Management's discussion and analysis of financial condition and results of operations compares the nine months ended December 31, 1997 and 1998 and the years ended March 31, 1997 and 1998.

   Adelphia earned substantially all of its revenues in each of the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 from monthly subscriber fees for basic, satellite, premium and ancillary services (such as installations and equipment rentals), local and national advertising sales, pay-per-view programming, high speed data services and CLEC telecommunications services.

   The changes in Adelphia's results of operations for the year ended March 31, 1998 and the nine months ended December 31, 1998, compared to the respective prior periods, were primarily the result of acquisitions, expanding existing cable television operations and the impact of increased advertising sales and other service offerings as well as increases in cable rates, effective October 1, 1997 and August 1, 1998.

   The high level of depreciation and amortization associated with the significant number of acquisitions in recent years, the continued upgrade and expansion of systems, interest costs associated with financing activities and Hyperion's continued investment in the CLEC business will continue to have a negative impact on the reported results of operations. Also, significant charges for depreciation, amortization and interest are expected to be incurred in the future by Olympus, which will also adversely impact Adelphia's future results of operations. Adelphia expects to report net losses for the next several years.

   Hyperion, together with its subsidiaries, owns certain investments in CLEC joint ventures and manages those ventures. Hyperion is an unrestricted subsidiary for purposes of the Company's indentures.

   The information below for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 is derived from Adelphia's consolidated financial statements that are included in this proxy statement. Information for the nine months ended December 31, 1997 is derived from unaudited condensed consolidated financial statements of the Company not included herein; however, in the opinion of management, such data reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the data for such interim periods. This table sets forth the percentage relationship to revenues of the components of operating income contained in such financial statements for the periods indicated.

                                                                            Percentage of Revenues
                                                                     Year Ended             Nine Months Ended
                                                                      March 31,                December 31,
                                                                   1997       1998           1997       1998
                                                                 --------    -------       -------     -------
Revenues....................................................      100.0%     100.0%        100.0%      100.0%

Operating Expenses:
     Direct operating and programming.......................       31.5%      31.7%         31.3%       33.1%
     Selling, general and administrative....................       17.3%      18.1%         18.0%       21.1%
     Depreciation and amortization..........................       26.2%      27.4%         26.8%       27.8%
                                                               --------    -------      --------    --------
Operating Income............................................       25.0%      22.8%         23.9%       18.0%
                                                               ========    =======      ========    ========


   Comparison of the Nine Months Ended December 31, 1997 and 1998

   Revenues. The primary revenue sources reflected as a percentage of total
   --------
revenues were as follows:


                                                                         Nine Months Ended
                                                                            December 31,
                                                                        1997            1998
                                                                       ------          ------
          Regulated service and equipment                                76%             73%
          Premium programming                                            12%             10%
          Advertising sales and other services                           10%             10%
          Competitive local exchange carrier services                     2%              7%


   Revenues increased approximately 30.1% for the nine month period ended December 31, 1998 compared with the same period of the prior year. The increase is attributable to the following:


                                                                     Nine Months
                                                                        Ended
                                                                     December 31,
                                                                        1998
                                                                    --------------
          Acquisitions                                                    58%
          Basic subscriber growth                                          4%
          Rate increases                                                  21%
          Premium programming                                             (5%)
          Competitive local exchange carrier services                     14%
          Advertising sales and other services                             8%


   Effective August 1, 1998, certain rate increases related to regulated cable services were implemented in substantially all of the Company's systems. Advertising revenues and revenues derived from other strategic service offerings such as paging, high-speed data services, long distance and CLEC services also had a positive impact on revenues for the nine months ended December 31, 1998. The Company expects to implement rate increases related to certain regulated cable services in substantially all of the Company's systems during 1999.



   Direct Operating and Programming Expenses.  Direct operating and programming
   -----------------------------------------
expenses, which are mainly basic and premium programming costs and technical expenses, increased 37.8% for the nine month period ended December 31,

1998 compared with the same period of the prior year. Hyperion expenses increased due to expansion of operations at its network control center, as well as an increase in the number and size of its networks, which resulted in increased employee related costs and equipment maintenance costs. The consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks also increased Hyperion's costs related to operations. The increases in Adelphia excluding Hyperion were primarily due to increased operating expenses from acquired systems, increased programming costs, incremental costs associated with increased subscribers and new services.

   Selling, General and Administrative Expenses.  These expenses, which are
   --------------------------------------------
mainly comprised of costs related to system offices, customer service representatives and sales and administrative employees, increased 53.0% for the nine month period ended December 31, 1998 compared with the same period of the prior year. Hyperion expenses increased due to increased expenses associated with the network expansion plan, an increase in the sales force in the existing networks and an increase in corporate overhead costs to accommodate the growth in the number, size and operations of operating companies managed and monitored by Hyperion, as well as the consolidation of the networks mentioned in direct operating and programming expenses. The increases in Adelphia excluding Hyperion were primarily due to incremental costs associated with acquisitions, subscriber growth and new services.

   Depreciation and Amortization.  Depreciation and amortization, excluding
   -----------------------------
Hyperion, increased 17.0% for the nine month period ended December 31, 1998, compared with the same period of the prior year primarily due to increased depreciation and amortization related to acquisitions, as well as increased capital expenditures made during the past several years. Depreciation and amortization for Hyperion increased 279.6% for the nine month period ended December 31, 1998, compared with the same period of the prior year. These increases were primarily a result of increased depreciation resulting from the higher depreciable asset bases of the Hyperion network operations control center, its wholly owned networks and the consolidation of several of its networks and increased amortization of deferred financing costs.

   Priority Investment Income.  Priority investment income is comprised of
   --------------------------
payments received from Olympus of accrued priority return on the Company's investment in 16.5% preferred limited partner ("PLP") interests in Olympus.

   Interest Expense - net. Interest expense - net, excluding Hyperion, increased
   ----------------------
7.7% for the nine month period ended December 31, 1998, compared with the same period of the prior year. Interest expense - net, including Hyperion, increased 2.3% for the nine month period ended December 31, 1998, as compared with the same period of the prior year. Interest expense increased primarily due to incremental debt related to acquisitions and other new debt issuances. These increases were partially offset by Hyperion's interest income on cash balances. Interest expense includes noncash accretion of original issue discount on the Hyperion 13% Senior Discount Notes and other noncash interest expense totaling $23,663 for the nine month period ended December 31, 1998 compared with $29,981 the same period of the prior year.

   Equity in Loss of Joint Ventures. The equity in loss of joint ventures
   --------------------------------
represents primarily (i) the Company's pro-rata share of Olympus' losses and the accretion requirements of Olympus' PLP interests, and (ii) Hyperion's pro-rata share of its less than majority owned partnerships' operating losses.

   Hyperion Preferred Stock Dividend.  During the nine months ended December 31,
   ---------------------------------
1998, Hyperion incurred $21,536 of expense relating to its 12 7/8% Senior Exchangeable Redeemable Preferred Stock, which was issued in October 1997.

   Minority Interest in Net Losses of Subsidiaries.  As a result of Hyperion's
   ------------------------------------------------
IPO, which occurred on May 8, 1998, a portion of Hyperion's net loss applicable to common stockholders is attributable to minority interests.

   Extraordinary Loss on Early Retirement of Debt.  During  the nine months
   ----------------------------------------------
ended December 31, 1998, $69,838 of 12 1/2% Senior Notes due 2002 were redeemed at 103% of principal and subsidiary debt in the amount of $52,000 was repaid prior to its maturity, at a premium. Additionally, Hyperion retired $25,160 face value of its 13% Senior Discount Notes, resulting in a gain. As a result of these transactions, Adelphia recognized a net extraordinary loss on early retirement of debt of $4,337.


   Income Tax Benefit.  Income tax benefit for the nine months ended December
   ------------------
31, 1998 is primarily due to the impact of a change in tax law which extends the number of years the Company can utilize its net operating loss carryforward generated in the current fiscal year.

Comparison of the Years Ended March 31, 1997 and 1998

  Revenues.  The primary revenue sources reflected as a percentage of total
  ---------
revenues were as follows:


                                                                                    Year Ended March 31,
                                                                                   ---------------------
                                                                                    1997           1998
                                                                                   ------         ------
                  Regulated service and equipment fees                              76%             76%
                  Premium programming fees                                          13%             11%
                  Advertising sales and other services                              10%             10%
                  Competitive local exchange carrier services                        1%              3%


   Revenues increased approximately 11.8% for the year ended March 31, 1998 compared with the prior fiscal year.

   The increase is attributable to the following:


                                                                          Year Ended
                                                                           March 31,
                                                                             1998
                                                                         -----------
Acquisitions                                                                  37%
Basic subscriber growth                                                        9%
Rate increases                                                                48%
Premium programming                                                           (7%)
Competitive local exchange carrier services                                    6%
Advertising sales and other services                                           7%


   Effective October 1, 1997, certain rate increases related to regulated cable services were implemented in substantially all of the Company's Systems. Advertising revenues and revenues derived from other strategic service offerings such as paging, high speed data services, long distance and CLEC services also had a positive impact on revenues for the year ended March 31, 1998.

   Direct Operating and Programming Expenses.   Direct operating and programming
   -----------------------------------------
expenses, which are mainly basic and premium programming costs and technical expenses, increased 12.3% for the year ended March 31, 1998, compared with the prior year. The increase was primarily due to increased operating expenses from acquired systems, increased programming costs and incremental costs associated with increased subscribers. Additionally, Hyperion expenses increased due to expansion of operations at its network control center, as well as an increase in the number and size of its networks, which resulted in increased employee related costs and equipment maintenance costs.

   Selling, General and Administrative Expenses.   These expenses, which are
   --------------------------------------------
mainly comprised of costs related to system offices, customer service representatives, and sales and administrative employees, increased 17.1% for the year ended March 31, 1998, compared with the prior year. The increase was primarily due to incremental costs associated with acquisitions, subscriber growth and Hyperion overhead and network operating and control center cost increases to accommodate the growth in the number of operating companies managed and monitored.

   Depreciation and Amortization.   Depreciation and amortization was higher for
   -----------------------------
the year ended March 31, 1998, compared with the prior year. The increase was primarily due to increased depreciation and amortization related to acquisitions consummated during the years ended March 31, 1997 and 1998, as well as increased capital expenditures made during the past several years.

   Priority Investment Income from Olympus.   Priority investment income is
   ---------------------------------------
comprised of payments received from Olympus of accrued priority return on the Company's investment in 16.5% PLP interests in Olympus.

   Interest Expense - net.   Interest expense - net increased approximately 6.4%
   ----------------------
for the year ended March 31, 1998. For the year ended March 31, 1998, interest expense - net increased primarily due to incremental debt related to acquisitions and the issuance of the Hyperion 12 1/4% Senior Secured Notes. These increases were partially offset by (i) the utilization of the proceeds from the convertible preferred stock and the redeemable preferred stock offerings to repay outstanding debt, (ii) the refinancing of outstanding borrowings and (iii) interest income on cash balances. Interest expense includes non-cash accretion of original issue discount and non-cash interest expense totaling $37,430 for the year ended March 31, 1998. The decrease in non-cash interest for the year ended March 31, 1998 as compared to the prior year was primarily due to Adelphia's cash payment of interest on its 9 1/2% Senior Pay-In-Kind notes for the six month period ended February 15, 1998. This decrease was partially offset by the accretion of original issue discount related to the Hyperion 13% Senior Discount Notes.

   Equity in Loss of Joint Ventures.   The equity in loss of joint ventures
   --------------------------------
represents primarily (i) the Company's pro rata share of Olympus' losses and the accretion requirements of Olympus' preferred limited partner interests and (ii) Hyperion's pro rata share of its less than majority owned partnerships' operating losses.

   Hyperion Preferred Stock Dividends.  During the year ended March 31, 1998,
   ----------------------------------
Hyperion incurred $12,682 of expense relating to its 12 7/8% Senior Exchangeable Redeemable Preferred Stock issued in October 1997.

   Gain on Sale of Investments.   On May 16, 1996, Hyperion completed the sale
   ---------------------------
of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of $11,618 resulting in a gain of $8,405. On January 23, 1997, the Company received 284,425 shares of Republic Industries, Inc. common stock ("Republic stock") in exchange for its interest in Commonwealth Security, Inc. for an aggregate sales price of $9,315 resulting in a gain of $3,746. During the year ended March 31, 1998, the Company sold its Republic stock, its investment in the Golf Channel and certain other assets, resulting in a gain of $2,538.

   Extraordinary Loss on Early Retirement of Debt.   During the year ended March
   ----------------------------------------------
31, 1997, certain bank indebtedness was repaid and a portion of the 12 1/2% Senior Notes due 2002 was reacquired resulting in an extraordinary loss on retirement of debt. The amount pertaining to the repayment of bank debt was $2,079, which primarily represents the write-off of the remaining deferred debt financing costs associated with the debt retired. The amount pertaining to the 12 1/2% Senior Notes was $9,631, which represents the excess of reacquisition cost over the net carrying value of the related debt. During the year ended March 31, 1998, Adelphia reacquired through open market purchases $20,000 of 9 1/2% Senior Pay-in-Kind Notes due 2004 and redeemed $202,000 of 12 1/2% Senior Notes due 2002 at 106% of principal. As a result of these two transactions, Adelphia recognized an extraordinary loss of $11,325 for the year ended March 31, 1998.


Liquidity and Capital Resources


   The cable television and other telecommunications businesses are capital intensive and typically require continual financing for the construction, modernization, maintenance, expansion and acquisition of cable and other telecommunications systems. During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, the Company committed substantial capital resources for these purposes and for investments in Olympus and other affiliates and entities. These expenditures were funded through long-term borrowings and internally generated funds. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

   For information regarding significant events and financings subsequent to December 31, 1998, including the Pending Acquisitions and the related use of capital resources to consummate them, see "Introduction" above and Note 13 to Adelphia's Consolidated Financial Statements.

   Comparison of the Nine Months Ended December 31, 1997 and 1998

   For the nine months ended December 31, 1997 and 1998, cash provided by operating activities totaled $62,038 and $138,360, respectively; cash used for investing activities totaled $423,965 and $1,015,690, respectively and cash provided by financing activities totaled $681,791 and $999,079, respectively. The Company's aggregate outstanding borrowings as of December 31, 1998 were $3,527,452. The Company also had total redeemable preferred stock of $376,865 outstanding as of December 31, 1998.

   Capital Expenditures.  Capital expenditures for Adelphia, excluding Hyperion
   --------------------
for the nine months ended December 31, 1997 and 1998 were $82,726 and $109,045, respectively. Capital expenditures including Hyperion for the nine months ended December 31, 1997 and 1998 were $117,560 and $255,797, respectively. The increase in capital expenditures for the nine month period ended December 31, 1998, compared to the nine month period ended December 31, 1997, was primarily due to the upgrade of plant in markets in which Hyperion purchased its local partners' interests, payments for indefeasible right of use agreements for fiber optic networks and the commencement of switching services. The Company expects that capital expenditures for the year ending December 31, 1999 will be in a range of approximately $172,000 to $192,500 for Adelphia, excluding Hyperion and Pending Acquisitions. The Company expects Hyperion to continue to have significant capital expenditure and investment requirements, and estimates it will require approximately $400,000 to fund capital expenditures, working capital requirements, operating losses and investments in its existing and its planned new networks through September 2000.

   Comparison of the Years Ended March 31, 1997 and 1998

   For the years ended March 31, 1997 and 1998, cash provided by operating activities totaled $43,001 and $66,270, respectively; cash used for investing activities totaled $322,047 and $563,520, respectively and cash provided by financing activities totaled $329,776 and $712,606, respectively. The Company's aggregate outstanding borrowings as of March 31, 1998 were $2,909,745. The Company also had total redeemable preferred stock of $355,266 outstanding as of March 31, 1998.

   Capital Expenditures.  Capital expenditures for Adelphia, excluding Hyperion
   --------------------
for the years ended March 31, 1997 and 1998 were $93,482 and $114,957, respectively. Capital expenditures including Hyperion for the years ended March 31, 1997 and 1998 were $129,609 and $183,586, respectively. The increase in capital expenditures for the year ended March 31, 1998, compared to the year ended March 31, 1997, was primarily due to the acceleration of the rebuilding of plant using fiber-to-feeder technology and Hyperion's introduction of switching services.


Financing Activities


   The Company's financing strategy has been to maintain its public long-term debt at the parent holding company level while the Company's consolidated subsidiaries have their own senior and subordinated credit arrangements with banks and insurance companies, or for Hyperion, its own public debt and equity. The Company's ability to generate cash adequate to meet its future needs will depend generally on its results of operations and the continued availability of external financing. During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, the Company generally funded its working capital requirements, capital expenditures, and investments in Olympus, CLEC joint ventures and other affiliates and entities through long-term borrowings primarily from banks, short-term borrowings, internally generated funds and the issuance of public debt or equity. The Company generally has funded the principal and interest obligations on its long-term borrowings from banks and insurance companies by refinancing the principal with new loans or through the issuance of parent and subsidiary company debt securities, and by paying the interest out of internally generated funds. Adelphia has generally funded the interest obligations on its public borrowings from internally generated funds.

   Most of Adelphia's directly-owned subsidiaries have their own senior credit agreements with banks and/or insurance companies. Typically, borrowings under these agreements are collateralized by the stock and, in some cases, by the assets of the borrowing subsidiary and its subsidiaries and, in some cases, are guaranteed by such subsidiary's subsidiaries. At December 31, 1998, an aggregate of $1,200,970 in borrowings was outstanding under these agreements. These agreements contain certain provisions which, among other things, provide for limitations on borrowings of and investments by the borrowing subsidiaries, transactions between the borrowing subsidiaries and Adelphia and its other subsidiaries and affiliates, and the payment of dividends and fees by the borrowing subsidiaries. Several of these agreements also contain certain cross-default provisions relating to Adelphia or other subsidiaries. These agreements also require the maintenance of certain financial ratios by the borrowing subsidiaries. See Note 3 to the Adelphia Communications Corporation consolidated financial statements. Management believes the Company is in compliance with the financial covenants and related financial ratio requirements contained in its various credit agreements.

   At December 31, 1998, Adelphia's subsidiaries had an aggregate of $360,000 in unused credit lines with banks, part of which is subject to achieving certain levels of operating performance. In addition, the Company had an aggregate $398,644 in cash and cash equivalents at December 31, 1998 which combined with the Company's unused credit lines with banks aggregated to $758,644. Based upon the results of operations of subsidiaries for the quarter ended December 31, 1998, approximately $731,500 of available assets could have been transferred to Adelphia at December 31, 1998, under the most restrictive covenants of the subsidiaries' credit agreements. The subsidiaries also have the ability to sell, dividend or distribute certain assets to other subsidiaries or Adelphia, which would have the net effect of increasing availability. At December 31, 1998, the Company's unused credit lines were provided by reducing revolving credit facilities whose revolver periods expire through December 31, 2007. The Company's scheduled maturities of debt are currently $101,402 for the year ending December 31, 1999.

   At December 31, 1998, the Company's total outstanding debt aggregated $3,527,452, which included $1,810,212 of parent debt and $1,717,240 of subsidiary debt. Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.5%; certificate of deposit rate plus 1.25% to 2.75%; or LIBOR plus 1% to 2.5%. The Company's weighted average interest rate on notes payable to banks and institutions was approximately 8.11% at March 31, 1998, compared to 7.89% at December 31, 1998. At December 31, 1998, approximately 36% of subsidiary debt was subject to fixed interest rates for at least one year under the terms of such debt or applicable interest rate swap agreements. Approximately 65% of the Company's total indebtedness was at fixed interest rates as of December 31, 1998.

   Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks and affiliates to reduce the impact of changes in interest rates on its debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks and the affiliates. The Company does not expect any such nonperformance. At December 31, 1998, Adelphia would have had to pay approximately $27,227 to settle its interest rate swap and cap agreements, representing the excess of carrying cost over fair market value of these agreements.


Financing Transactions


  Adelphia, Excluding Hyperion


   During the year ended March 31, 1998, Adelphia issued $625,000 of Senior Notes and $150,000 aggregate liquidation preference, 13% Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), which is mandatorily redeemable in 2009.

   During the year ended March 31, 1998, Adelphia also issued 100,000 shares of perpetual Series C Convertible Preferred Stock (the "Convertible Preferred Stock") with a par value of $.01 per share and an aggregate liquidation preference of $100,000 in a private placement of which $80,000 was sold to a Rigas family affiliate and the remainder was sold to Telesat Cablevision, Inc., a wholly owned subsidiary of FPL Group, Inc., a New York Stock Exchange company and a 50% partner in Olympus. The Convertible Preferred Stock accrues dividends at the rate of 8 1/8% of the liquidation preference per annum, and is convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A Common Stock of Adelphia. The Convertible Preferred Stock is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to the liquidation preference in 2002.

   Proceeds from the sale of the Exchangeable Preferred Stock, the Senior Notes and the Convertible Preferred Stock were used to repay subsidiaries' senior notes and revolving credit facility borrowings.

   On October 31, 1997, Adelphia redeemed $202,000 aggregate principal amount of 12 1/2% Senior Notes due 2002 at 106% of principal.

   During the nine months ended December 31, 1998, Adelphia issued $300,000 of Senior Notes.

   Also, during the nine months ended December 31, 1998, Adelphia issued 8,190,315 shares of Class A common stock to the public and to the Rigas family (principal shareholders and officers of Adelphia). Of this total, 4,100,000 shares were sold to the public at a price of $32.00 per share, with an underwriting discount of $1.44 per share. The remaining 4,090,315 shares were sold to entities controlled by the Rigas family at the public offering price less the underwriting discount. In a related transaction on September 14, 1998, the Company issued and sold 615,000 shares of Class A common stock at the offering price of $32.00, with an underwriting discount of $1.44 per share, pursuant to the underwriters' over-allotment option.

   Proceeds from the sale of the Senior Notes and the Class A common stock were used to repay subsidiaries' senior notes and revolving credit facility borrowings.

   On May 15, 1998, Adelphia redeemed the remaining $69,838 of the 12 1/2% Senior Notes due 2002 at 103% of principal.

   During the nine months ended December 31, 1998, Adelphia redeemed $137,200 aggregate principal amount of subsidiary notes to banks and institutions. As a result of these transactions, Adelphia recognized an extraordinary loss on early retirement of debt of $1,970.

   During the nine months ended December 31, 1998, the Western New York Partnership closed on a $700,000, 8 1/2 year credit facility. The credit facility consists of a $350,000 reducing revolving credit portion and a $350,000 term loan portion. Proceeds from initial borrowings were used to repay existing indebtedness.


  Hyperion


   During the year ended March 31, 1998, Hyperion issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 and $200,000 aggregate liquidation preference 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007. Net proceeds from these transactions have been used primarily used to fund capital expenditures, working capital, potential increases in ownership interests in existing networks and for general corporate purposes.

   During the nine months ended December 31, 1998, Hyperion successfully completed an IPO of Hyperion Stock. As part of the offering, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49,900 and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of Hyperion Stock. In addition, Adelphia purchased warrants issued by Hyperion to MCI Metro Access Transmission Services, Inc., and purchased shares of Hyperion Class B common stock from certain executive officers of Hyperion for a total purchase price of approximately $12,580 and $3,000, respectively. Adelphia owns approximately 66% of the Hyperion common stock on a fully diluted basis and 86% of the total voting power. Additional net proceeds of $191,411 to Hyperion were received as a result of the sale of 12,500,000 shares of Hyperion Stock to the public. In a related transaction on June 5, 1998, Hyperion issued and sold 350,000 shares of its Class A common stock at the $16.00 IPO price pursuant to the underwriters' over allotment option in the IPO. As a result of the IPO, Adelphia's additional paid-in capital increased approximately $147,000 and minority interests increased approximately $45,000. Net proceeds from this transaction have been used primarily to fund capital expenditures, working capital, increases in ownership interests in existing networks and for general corporate purposes.

   For additional information regarding Adelphia's and Hyperion's financing transactions, see Notes 3, 4, 6 and 13 to Adelphia's Consolidated Financial Statements.


Acquisitions


  Adelphia, excluding Hyperion


   For the nine months ended December 31, 1998, Adelphia acquired (i) cable systems serving approximately 11,250 subscribers in southern New York for an aggregate price of $11,500, (ii) cable systems serving approximately 2,000 subscribers in western Pennsylvania for an aggregate price of $1,900, and (iii) cable systems serving approximately 62,000 subscribers in Connecticut and Vermont for an aggregate price of $150,126. These acquisitions further contributed to Adelphia's existing clusters. See Note 1 to Adelphia's Consolidated Financial Statements for a further discussion of acquisitions.

   On April 1, 1998, Adelphia and its affiliates and Time Warner Entertainment and an affiliate ("Time Warner") traded certain cable systems. Adelphia exchanged its systems serving 64,400 subscribers primarily in the Mansfield, Ohio area for systems owned by Time Warner cable companies serving 70,200 subscribers adjacent to systems owned or managed by Adelphia in Virginia, New England and New York.

   On July 31, 1998, Adelphia consummated its transaction with AT&T to form a joint venture limited partnership in the Western New York region (the "Western New York Partnership"). Pursuant to this agreement, Adelphia contributed its Western New York and Lorain, Ohio systems totaling approximately 298,000 subscribers and certain programming assets and $440,000 in debt. Subsidiaries of AT&T contributed their cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 171,000 subscribers and $228,000 in debt. Adelphia and AT&T hold a 66.7% and 33.3% interest, respectively, in the partnership. Adelphia manages the partnership and consolidates the partnership's results of operations for financial reporting purposes beginning on the acquisition date.

   On September 30, 1998, Adelphia merged a subsidiary of the Company with the subsidiary of AT&T that held an interest in Syracuse Hilton Head Holdings, L.P. ("SHHH, L.P."), an Adelphia managed partnership controlled by the Rigas Family. Pursuant to the merger agreement, AT&T received 2,250,000 newly issued shares of the Company's Class A Common Stock, $.01 par value. Simultaneously, SHHH, L.P. distributed certain SHHH, L.P. cable systems, which serve approximately 34,100 subscribers, in Virginia and North Carolina (the "Virginia and North Carolina Systems") to Adelphia, in exchange for the interest acquired by Adelphia from AT&T as described above, Adelphia's Preferred equity investment in Managed Partnership and certain affiliate receivables owed to Adelphia. The Virginia and North Carolina Systems were distributed to Adelphia without indebtedness.

   For information regarding acquisitions subsequent to December 31, 1998, including the Pending Acquisitions and the related use of capital resources to consummate them, see "Introduction" above and Note 13 to Adelphia's Consolidated Financial Statements.


Resources


   The Company plans to continue to explore and consider new commitments, arrangements or transactions to refinance existing debt, increase the Company's liquidity or decrease the Company's leverage. These could include, among other things, the future issuance by Adelphia, or its subsidiaries, of public or private equity or debt and the negotiation of new or amended credit facilities. These could also include entering into acquisitions, joint ventures or other investment or financing activities, although no assurance can be given that any such transactions will be consummated. The Company's ability to borrow under current credit facilities and to enter into refinancings and new financings is limited by covenants contained in Adelphia's indentures and its subsidiaries' credit agreements, including covenants under which the ability to incur indebtedness is in part a function of applicable ratios of total debt to cash flow.

   The Company believes that cash and cash equivalents, internally generated funds, borrowings under existing credit facilities, and future financing sources will be sufficient to meet its short-term and long-term liquidity and capital requirements. Although in the past the Company has been able to refinance its indebtedness or obtain new financing, there can be no assurance that the Company will be able to do so in the future or that the terms of such financings would be favorable.

   For information regarding significant events and financings subsequent to December 31, 1998, including the Pending Acquisitions and related use of capital resources to consummate them, see "Introduction" above and Note 13 to Adelphia's Consolidated Financial Statements.

   Management believes that the telecommunications industry, including the cable television and telephone industries, continues to be in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. The Company continues to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional markets or in locations that can serve as a basis for new market areas. The Company, like other telecommunications companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, no assurances can be given as to whether any such transaction may be consummated or, if so, when.


Affiliates


   Olympus. The Company serves as the managing general partner of Olympus and, as of December 31, 1998, held $5 of voting general partnership interests representing, in the aggregate, 50% of the voting interests of Olympus. The Company also held, as of December 31, 1998, approximately $366,861 aggregate principal amount of nonvoting PLP interests in

Olympus, which entitle the Company to a 16.5% per annum priority return. The remaining equity in Olympus consists of voting and non-voting partnership interests held by FPL Group.

   On January 29, 1999, Adelphia purchased from Telesat shares of Adelphia's stock owned by Telesat for a price of $149,213. In the transaction, Adelphia purchased 1,091,524 shares of Class A common stock and 20,000 shares of Series C Cumulative convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus by July 11, 1999 for approximately $108,000. The redemption is subject to applicable third party approvals.

   During the year ended March 31, 1997, the Company received net distributions and advances from Olympus totaling $9,012. During the year ended March 31, 1998 and the nine months ended December 31, 1998, the Company made net investments in and advances to Olympus totaling $11,466 and $222,610, respectively. The increase in the investments and advances to Olympus for the nine months ended December 31, 1998 is due primarily to acquisitions. During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, the Company received priority investment income from Olympus of $42,086 , $47,765 and $36,000, respectively.

   The Olympus limited partnership agreement requires approval by the holders of 85% of the voting interests for, among other things, significant acquisitions and dispositions of assets, and the issuance of certain partnership interests, and also requires approval by the holders of 75% of the voting interests for, among other things, material amendments to the Olympus partnership agreement, certain financings and refinancings, certain issuances of PLP interests, certain transactions with related parties and the adoption of annual budgets.

   During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, Olympus acquired several cable and security systems, adding approximately 128,000 subscribers for approximately $269,900. Olympus also completed a financing arrangement for $200,000 in November 1996. For additional information regarding Olympus acquisitions and financings, see Notes 1 and 3 to Olympus' Consolidated Financial Statements.

   The Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for Olympus for each of the three years in the period ended December 31, 1998, which appear in Items 6 and 7 of the Annual Report on Form 10-K of Olympus Communications, L.P. and Olympus Capital Corporation for the year ended December 31, 1998, are incorporated herein by reference.

   Managed Partnerships.   On September 29, 1993, the Board of Directors of the
Company authorized the Company to make loans in the future to the Managed Partnerships up to an amount of $50,000. During the year ended March 31, 1998, the Company made advances in the net amount of $21,458 to these and other related parties, primarily for capital expenditures and working capital purposes. During the year ended March 31, 1997 and the nine months ended December 31, 1998, the Managed Partnerships and other related parties repaid advances in the net amounts of $34,250 and $8,150, respectively.


Recent Accounting Pronouncements


   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of Adelphia has not completed its evaluation of the impact of SFAS No. 133 on Adelphia's consolidated financial statements. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activites", has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs. It requires such costs to be expensed as incurred. Management of Adelphia believes that SOP 98-5 will not have a material impact on Adelphia's consolidated financial statements.


Inflation


   In the two fiscal years in the period ended March 31, 1998 and the nine months ended December 31, 1998, inflation did not have a significant effect on the Company. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating-rate debt may not be offset by increases in subscriber rates. At December 31, 1998, after giving effect to interest rate hedging agreements, approximately $772,350 of the Company's total debt was subject to floating interest rates.


Regulatory and Competitive Matters


   The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The cable television industry and the Company are subject to extensive regulation at the federal, state and local levels. The 1992 Cable Act significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and increased the administrative costs of complying with such regulations. The FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The 1996 Act ended FCC regulation of cable programming service tier rates on March 31, 1999.

   Rates for basic services are set pursuant to a benchmark formula. Alternatively, a cable operator may elect to use a cost-of-service methodology to show that rates for basic services are reasonable. Refunds with interest will be required to be paid by cable operators who are required to reduce regulated rates. The FCC has reserved the right to reduce or increase the benchmarks it has established. The rate regulations also limit increases in regulated rates to an inflation indexed amount plus increases in certain costs such as taxes, franchise fees, costs associated with specific franchise requirements and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels or completes a significant system rebuild or upgrade. Because of the limitation on rate increases for regulated services, future revenue growth from cable services will rely to a much greater extent than has been true in the past on increased revenues from unregulated services and new subscribers than from increases in previously unregulated rates.

   The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. Adelphia cannot predict the effect of the 1996 Act or future rulemaking proceedings or changes to the rate regulations.

   Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Because such franchises are generally non-exclusive, there is a potential for competition with the systems from other operators of cable television systems, including public systems operated by municipal franchising authorities themselves, and from other distribution systems capable of delivering television programming to homes. The 1992 Cable Act and the 1996 Act contain provisions which encourage competition from such other sources. The Company cannot predict the extent to which competition will materialize from other cable television operators, local telephone companies, other distribution systems for delivering television programming to the home, or other potential competitors, or, if such competition materializes, the extent of its effect on the Company.

   The 1996 Act repealed the prohibition on CLECs from providing video programming directly to customers within their local exchange areas other than in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized CLECs to operate "open video systems" ("OVS") without obtaining a local cable franchise, although CLECs operating such a system can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds capacity, up to two-thirds of the channels on an OVS must be available to programmers unaffiliated with the CLEC. The statute states that the OVS scheme supplants the FCC's "video dialtone" rules. The FCC has promulgated rules to implement the OVS concept, and New Jersey Bell Telephone Company has been granted permission to convert its video dialtone authorization in Dover Township, New Jersey to an OVS authorization.

   The Company believes that the provision of video programming by telephone companies in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operations. At this time, the impact of any such effect is not known or estimable.

   The Company also competes with DBS service providers. DBS has been available to consumers since 1994. A single DBS satellite can provide more than 100 channels of programming. DBS service can be received virtually anywhere in the United States through the installation of a small outdoor antenna. DBS service is being heavily marketed on a nationwide basis by several service providers. At this time, any impact of DBS competition on the Company's future results is not known or estimable.


Year 2000 Issues


   The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999. The Company is evaluating the impact of the year 2000 issue on its business applications and its products and services. The evaluation includes a review of the Company's information technology systems, cable network equipment and other embedded technologies. A significant portion of the Company's computerized systems and technologies have been developed, installed or upgraded in recent years and are generally more likely to be year 2000 ready. The Company is also evaluating the potential impact as a result of its reliance on third-party systems that may have year 2000 issue.

   Computerized business applications that could be adversely affected by the year 2000 issue include:

    .  information processing and financial reporting systems;

    .  customer billing systems;

    .  customer service systems;

    .  telecommunication transmission and reception systems; and

    .  facility systems.

   System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Customers could also experience a temporary inability to receive or use the Company's products and services.


   The Company has developed a program to assess and address the year 2000 issue. This program consists of the following phases:

    .  inventorying and assessing the impact on affected technology and systems;

    .  developing solutions for affected technology and systems;

    .  modifying or replacing affected technology and systems;

    .  testing and verifying solutions;

    .  implementing solutions; and

    .  developing contingency plans.

   The Company has substantially completed inventorying and assessing the affected computerized systems and technologies. The Company is in various stages of its year 2000 compliance program with respect to the remaining phases as it relates to the affected systems and technologies.

   The Company has engaged a consulting firm familiar with its financial reporting systems. This firm has developed and tested year 2000 solutions that the Company is in the process of implementing. The Company expects its financial reporting systems to be year 2000 compliant by July 1999.

   A third-party billing vendor currently facilitates customer billing. The Company is currently in the process of testing an in-house service ordering, provisioning, maintenance and billing system that would replace the third-party billing vendor. The Company expects to have this new system implemented by August 1999. On a contingency basis, the third-party vendor implemented its own year 2000 solution in April 1999.

   Telecommunication plant rebuilds and upgrades in recent years have minimized the potential impact of the year 2000 issue on the Company's facilities, customer service, telecommunication transmission and reception systems. The Company is engaged in a comprehensive internal inventory and assessment of all hardware components and component controlling software throughout its telecommunication networks. The Company expects to implement any hardware and software modifications, upgrades or replacements resulting from the internal review by August 1999.

   Costs incurred to date directly related to addressing the year 2000 issue have been approximately $750. The Company has also redeployed internal resources to meet the goals of its year 2000 program. The Company currently estimates the total cost of its year 2000 remediation program to be approximately $3,500. Although the Company will continue to incur substantial capital expenditures in the ordinary course of meeting its telecommunications system upgrade goals through the year 2000, it will not specifically accelerate its expenditures to facilitate year 2000 readiness, and accordingly such expenditures are not included in the above estimate.

   The Company has begun communicating with others with whom it does significant business to determine their year 2000 readiness and to determine the extent to which the Company is vulnerable to the year 2000 issue related to those third parties. The Company purchases much of its technology from third parties. There can be no assurance that the systems of other companies on which the Company's systems rely will be year 2000 ready or timely converted into systems compatible with the Company systems. The Company's failure or a third-party's failure to become year 2000 ready or the Company's inability to become compatible with third parties with which the Company has a material relationship, may have a material adverse effect on the Company, including significant service interruption or outages; however, the Company cannot currently estimate the extent of any such adverse effects.

   The Company is in the process of identifying secondary sources to supply its systems or services in the event it becomes probable that any of its systems will not be year 2000 ready prior to the end of 1999. The Company is also in the process of identifying secondary vendors and service providers to replace those vendors and service providers whose failure to be year 2000 ready could lead to a significant delay in the Company's ability to provide its service to its customers.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
(Dollars in thousands)

   The Company uses fixed and variable rate debt to fund its working capital requirements, capital expenditures and acquisitions. These debt arrangements expose the Company to market risk related to changes in interest rates. The Company enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt to reduce the risk of incurring higher
interest costs due to rising interest rates.   As of December 31, 1998, the
Company had interest rate swap agreements covering notional principal of $650,000 that expire through 2008 and that fix the interest rate at an average of 6.55%. The Company also enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to a variable-rate debt which is indexed to LIBOR to reduce the risk of incurring higher interest costs in periods of falling interest rates. As of December 31, 1998, the Company had interest rate swap agreements covering notional principal of $45,000 that expire through 2003 and that have a variable rate at an average of 5.32%. The Company enters into interest rate caps to reduce the risk of incurring higher interest costs due to rising interest rates. As of December 31, 1998, the Company had interest rate cap agreements covering a notional amount of $140,000, which expire in 1999 and cap rates at an average rate of 7.82%. The Company does not enter into any interest rate swap or cap agreements for trading purposes. The Company is exposed to credit loss in the event of non-performance by the banks. No such non-performance is expected. The table below summarizes the fair values and contract terms of the Company's financial instruments subject to interest rate risk as of December 31, 1998.

                                                   Expected Maturity
                            ----------------------------------------------------------                                Fair
                               1999         2000        2001        2002       2003     Thereafter      Total         Value
                            ----------   ----------  ----------  ---------- ----------  -----------   ----------    ----------
Debt and Redeemable
Preferred Stock:
Fixed Rate                  $ 12,375   $ 112,375    $  3,000   $ 325,000   $ 453,000   $ 1,870,021   $ 2,775,771    $  2,807,970
   Average Interest Rate       10.63%      10.64%      10.65%      10.69%      10.71%        10.74%            -               -

Variable Rate                 88,262     122,002     184,834     212,412     235,577       375,619     1,218,706       1,218,706
   Average Interest Rate        6.43%       6.46%       6.74%       6.94%       7.27%         7.11%            -               -

Interest Rate Swaps
   and Caps:

Variable to Fixed           $ 175,000  $       -    $      -   $       -   $       -   $   475,000   $   650,000    $    (28,316)
Average Pay Rate                6.55%          -           -           -           -          6.55%            -               -
Average Receive Rate            5.33%          -           -           -           -          5.61%            -               -

Fixed to Variable                  -           -           -           -      45,000             -        45,000           1,112
Average Pay Rate                   -           -           -           -        5.32%            -             -               -
Average Receive Rate               -           -           -           -        5.46%            -             -               -

Interest Rate Caps           140,000           -           -           -           -             -       140,000             (23)
Average Cap Rate                7.82%          -           -           -           -             -             -               -


   Interest rates on variable debt are estimated by us using the average implied forward London Interbank Offer Rate ("LIBOR") rates for the year of maturity based on the yield curve in effect at December 31, 1998, plus the borrowing margin in effect at December 31, 1998. Average receive rates on the variable to fixed swaps are estimated by us using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at December 31, 1998.


FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


   The consolidated financial statements of Adelphia and related notes thereto and independent auditors' report follow.

The consolidated financial statements of Olympus and related notes thereto and independent auditors' report dated March 19, 1999, appearing in Item 8 of the Annual Report on Form 10-K of Olympus Communications, L.P. and Olympus Capital Corporation for the year ended December 31, 1998, are incorporated by reference in this proxy statement.

                          INDEPENDENT AUDITORS' REPORT

Adelphia Communications Corporation:

  We have audited the accompanying consolidated balance sheets of Adelphia Communications Corporation and subsidiaries as of March 31, 1998 and December 31, 1998, and the related consolidated statements of operations, of convertible preferred stock, common stock and other stockholders' equity (deficiency), and of cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Communications Corporation and subsidiaries at March 31, 1998 and December 31, 1998, and the results of their operations and their cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP



Pittsburgh, Pennsylvania
May 17, 1999

                     ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED BALANCE SHEETS
                       (Dollars in thousands, except per share amounts)


                                                                                     March 31,          December 31,
                                                                                       1988                1998
                                                                                  ---------------     ---------------
ASSETS:
------
Property, plant and equipment--net                                               $       918,637   $      1,207,655
Intangible assets--net                                                                   695,104          1,029,159
Cash and cash equivalents                                                                276,895            398,644
U.S. government securities--pledged                                                       70,535             58,054
Investments                                                                              127,827            196,893
Preferred equity investment in Managed Partnership                                        18,338                  -
Subscriber receivables--net                                                               30,551             53,911
Prepaid expenses and other assets--net                                                   114,526            114,625
Investment in and amounts due from Olympus                                                     -            191,408
Related party receivables--net                                                            52,258             44,108
                                                                                ----------------   ----------------

     Total                                                                       $     2,304,671   $      3,294,457
                                                                                ================   ================

LIABILITIES, PREFERRED STOCK, COMMON STOCK AND
----------------------------------------------
OTHER STOCKHOLDERS' EQUITY (DEFICIENCY):
--------------------------------------
Subsidiary debt                                                                  $     1,329,471   $      1,717,240
Parent debt                                                                            1,580,274          1,810,212
Accounts payable                                                                          65,019             96,985
Subscriber advance payments and deposits                                                  17,129             19,377
Accrued interest and other liabilities                                                    98,087            137,131
Deferred income taxes                                                                    116,351            109,609
                                                                                ----------------    ----------------

     Total liabilities                                                                3,206,331           3,890,554
                                                                                ----------------    ----------------

Minority interests                                                                        27,737             48,784
                                                                                ----------------    ----------------

Cumulative equity in loss in excess of investment in and amounts
 due from Olympus                                                                         31,202                  -
                                                                                ----------------    ----------------

Hyperion redeemable exchangeable preferred stock                                         207,204            228,674
                                                                                ----------------    ----------------

Series A cumulative redeemable exchangeable preferred stock                              148,062            148,191
                                                                                ----------------    ----------------

Commitments and contingencies (Note 5)

Convertible preferred stock, common stock and
 other stockholders' equity (deficiency):
8 1/8%  Series C convertible preferred stock ($100,000 liquidation preference)                 1                  1
Class A common stock, $.01 par value, 200,000,000 shares
  authorized, 20,043,528 and 31,258,843 shares outstanding, respectively                     200                313
Class B common stock, $.01 par value, 25,000,000 shares
 authorized, 10,944,476 and 10,834,476 shares outstanding, respectively                      109                108
Additional paid-in capital                                                               331,263            738,102
Accumulated deficit                                                                   (1,647,438)        (1,760,270)
                                                                                 ----------------    --------------
     Convertible preferred stock, common stock and other
        stockholders' equity (deficiency)                                             (1,315,865)        (1,021,746)
                                                                                ----------------    ---------------

     Total                                                                       $     2,304,671   $      3,294,457

                                                                                ================   ================

                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except per share amounts)


                                                                                                        Nine Months
                                                                                                            Ended
                                                                               Year Ended March 31,      December 31,
                                                                                1997          1998           1998
                                                                            -----------  -------------  -------------
Revenues                                                                    $   472,778   $    528,442  $     507,155
                                                                            -----------  -------------  -------------

Operating expenses:
     Direct operating and programming                                           148,982        167,288        167,963
     Selling, general and administrative                                         81,763         95,731        107,249
     Depreciation and amortization                                              124,066        145,041        140,823
                                                                            -----------  -------------  -------------

          Total                                                                 354,811        408,060        416,035
                                                                            -----------  -------------  -------------

Operating income                                                                117,967        120,382         91,120
                                                                            -----------  -------------  -------------

Other income (expense):
     Priority investment income from Olympus                                     42,086         47,765        36,000
     Interest expense -- net (see Note 1)                                      (232,325)      (247,107)     (191,593)
     Equity in loss of Olympus and other joint ventures                         (51,946)       (66,089)      (48,891)

     Equity in loss of Hyperion joint ventures                                   (7,223)       (12,967)       (9,580)
     Minority interest in net losses of subsidiaries                                  -              -        25,772
     Hyperion preferred stock dividends                                               -        (12,682)      (21,536)
     Gain on sale of investments                                                 12,151          2,538             -
     Other income                                                                     -              -         1,113
                                                                            ------------  ------------- -------------
          Total                                                                (237,257)      (288,542)     (208,715)
                                                                            ------------  ------------- -------------

Loss before income taxes and extraordinary loss                                (119,290)      (168,160)     (117,595)
Income tax benefit                                                                  358          5,606         6,802
                                                                            ------------  ------------- -------------

Loss before extraordinary loss                                                 (118,932)      (162,554)     (110,793)
Extraordinary loss on early retirement of debt                                  (11,710)       (11,325)       (4,337)
                                                                            ------------  ------------- -------------

Net loss                                                                       (130,642)      (173,879)     (115,130)
Dividend requirements applicable to preferred stock                                   -        (18,850)      (20,718)
                                                                            ------------  ------------- -------------

Net loss applicable to common stockholders                                  $  (130,642)  $   (192,729) $   (135,848)
                                                                            ============  ============= =============

Basic and diluted net loss per weighted average share of common
     stock before extraordinary loss                                        $     (4.50)  $      (6.07) $      (3.63)

Basic and diluted extraordinary loss on early retirement of debt per
weighted average share of common stock                                            (0.44)         (0.38)        (0.12)
                                                                            ============  ============= =============
Basic and diluted net loss per weighted average share of common stock       $     (4.94)  $      (6.45) $      (3.75)
                                                                            ============  ============= =============
Weighted average shares of common stock outstanding (in thousands)               26,411         29,875        36,226
                                                                            ============  ============= =============

                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, COMMON STOCK
                  AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)
                            (Dollars in thousands)

                                            Series C
                                          Convertible  Class A     Class B      Additional
                                           Preferred   Common      Common        Paid-In      Accumulated
                                             Stock     Stock       Stock         Capital        Deficit          Total
                                           ---------- ---------   ---------    -----------   -------------  --------------
Balance, March 31, 1996                       $    -     $ 154    $   109      $ 214,415    $ (1,342,917)   $ (1,128,239)

     Issuance of Class A common
        stock for cable television assets          -         7          -          4,993               -           5,000
     Net loss                                      -         -          -              -        (130,642)       (130,642)
                                           --------- ---------   ---------    ----------     ------------   -------------

Balance, March 31, 1997                            -       161        109        219,408      (1,473,559)     (1,253,881)
     Issuance of Class A common
        stock for cable television assets          -        39          -         33,792               -          33,831

     Issuance of Series C convertible
        preferred stock                            1         -          -         96,999               -          97,000

     Dividend requirements applicable to
        exchangeable preferred stock               -         -          -        (14,246)              -         (14,246)
     Dividend requirements applicable
        to convertible preferred stock             -         -          -         (4,604)              -          (4,604)
     Other                                         -         -          -            (86)              -             (86)
     Net loss                                      -         -          -              -        (173,879)       (173,879)
                                           --------- ---------   ---------    ----------     ------------   -------------
Balance, March 31, 1998                            1       200        109        331,263      (1,647,438)     (1,315,865)
                                           --------- ---------   ---------    ----------     ------------   -------------
     Hyperion issuance of Class A
        common stock                               -         -          -        146,440               -         146,440
     Issuance of Class A common stock
        to the public                              -        88          -        267,838               -         267,926
     Dividend requirements applicable to
        exchangeable preferred stock               -         -          -        (14,625)              -         (14,625)
     Dividend requirements applicable to
        convertible preferred stock                -         -          -         (6,093)              -          (6,093)
     Issuance of Class A common stock
        for affiliate cable television
        assets                                     -        23          -         77,085               -          77,108

     Excess of purchase price over
        carrying value of cable television
        assets purchased from affiliate            -         -          -        (63,676)              -         (63,676)
     Conversion of Class B common
        stock into Class A common stock            -         1         (1)             -               -               -
     Other                                         -         1          -           (130)          2,298           2,169
     Net loss                                      -         -          -              -        (115,130)       (115,130)
                                           --------- ---------   ---------    ----------     ------------   -------------

Balance, December 31, 1998                 $       1 $     313   $     108    $  738,102     $(1,760,270)   $ (1,021,746)
                                           ========= =========   =========    ==========     ============   =============

                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                                                          Nine Months
                                                                                                             Ended
                                                                                 Year Ended March 31,       December 31,
                                                                                 1997           1998           1998
                                                                            --------------- ------------- ---------------
Cash flows from operating activities:
      Net loss                                                              $    (130,642)  $  (173,879)  $    (115,130)
     Adjustments to reconcile net loss to net cash provided by
        operating activities:
             Depreciation and amortization                                        124,066       145,041         140,823
             Noncash interest expense                                              41,360        37,430          23,663
             Noncash dividends                                                          -        12,682          21,536
             Equity in loss of Olympus and other joint ventures                    51,946        66,089          48,891
             Equity in loss of Hyperion joint ventures                              7,223        12,967           9,580
             Gain on sale of investments                                          (12,151)       (2,538)              -
             Minority interest in losses of subsidiaries                                -             -         (25,772)
             Extraordinary loss on early retirement of debt                        11,710        11,325           4,337
             Decrease in deferred taxes, net of effects of acquisitions              (500)       (6,305)         (6,510)
             Changes in operating assets and liabilities, net of
                 effects of acquisitions:
                  Subscriber receivables                                             (813)       (4,351)        (19,874)
                  Prepaid expenses and other assets                               (27,858)      (23,437)         (6,942)
                  Accounts payable                                                 (9,784)        4,282          31,029
                  Subscriber advance payments and deposits                          1,298           658           1,678
                  Accrued interest and other liabilities                          (12,854)      (13,694)         31,051
                                                                            -------------  ------------  --------------

Net cash provided by operating activities                                          43,001        66,270         138,360
                                                                            -------------  ------------  --------------

Cash flows used for investing activities:
     Acquisitions                                                                (143,412)     (146,546)       (403,851)
     Expenditures for property, plant and equipment                              (129,609)     (183,586)       (255,797)
     Investments in Hyperion joint ventures                                       (34,769)      (64,260)        (69,018)
     Investments in other joint ventures                                          (16,646)      (22,591)        (12,540)
     Purchase of minority interest in Hyperion                                          -             -         (15,580)
     Investment in U.S. government securities--pledged                                  -       (83,400)              -
     Sale of U.S. government securities--pledged                                        -        15,653          15,312
     Amounts invested in and advanced to Olympus
        and related parties                                                        (9,229)      (91,468)       (274,216)
     Proceeds from sale of investments                                             11,618        12,678               -
                                                                            -------------  ------------  --------------

Net cash used for investing activities                                           (322,047)     (563,520)     (1,015,690)
                                                                            -------------  ------------  --------------

Cash flows from financing activities:
     Proceeds from debt                                                         1,280,649     1,298,137         836,176
     Repayments of debt                                                          (933,517)     (977,591)       (269,778)
     Costs associated with debt financings                                        (20,236)      (20,498)         (7,125)
     Premium paid on early retirement of debt                                      (8,207)      (12,153)         (3,634)
     Issuance of Hyperion Class A common stock                                          -             -         205,599
     Issuance of Class A common stock                                                   -             -         275,880
     Costs associated with issuances of common stock                                    -             -         (22,196)
     Proceeds from Hyperion's issuance of warrants                                 11,087             -               -
     Issuance of redeemable exchangeable preferred stock                                -       147,976               -
     Issuance of convertible preferred stock                                            -        97,000               -
     Issuance of Hyperion redeemable exchangeable preferred stock                       -       194,522               -
     Preferred stock dividends paid                                                     -       (14,787)        (15,843)
                                                                            -------------  ------------  --------------

Net cash provided by financing activities                                         329,776       712,606         999,079
                                                                            -------------  ------------  --------------

Increase in cash and cash equivalents                                              50,730       215,356         121,749
Cash and cash equivalents, beginning of period                                     10,809        61,539         276,895
                                                                            -------------  ------------  --------------

Cash and cash equivalents, end of period                                    $      61,539   $   276,895   $     398,644
                                                                            =============  ============  ==============

Supplemental disclosure of cash flow activity--
   Cash payments for interest                                               $     203,939   $   220,888   $     162,113
                                                                            =============  ============  ==============


                See notes to consolidated financial statements.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)



1.   The Company and Summary of Significant Accounting Policies:


  The Company and Basis for Consolidation


   Adelphia Communications Corporation and subsidiaries ("Adelphia") owns, operates and manages cable television systems and other related telecommunications businesses. Adelphia's operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of fiber optic and coaxial cables. These services are offered in the respective franchise areas under the name Adelphia. Hyperion Telecommunications, Inc. and subsidiaries ("Hyperion") is a consolidated subsidiary of Adelphia which owns, operates and manages entities which provide competitive local exchange carrier ("CLEC") telecommunications services under the name Hyperion Communications.

   On March 30, 1999, the Board of Directors of Adelphia changed Adelphia's fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

   The consolidated financial statements include the accounts of Adelphia and its more than 50% owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, Adelphia consummated several acquisitions, each of which was accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the consolidated results of Adelphia effective from the date acquired.

   On April 1, 1996, Adelphia acquired cable systems from Cable TV Fund 11-B, Ltd. These systems served approximately 39,700 subscribers at the acquisition date located in the New York counties of Erie and Niagara and were purchased for an aggregate price of $84,267.

   On July 12, 1996, Adelphia acquired cable systems from First Carolina Cable TV, L.P. These systems served approximately 32,500 subscribers at the acquisition date primarily located in Vermont and were purchased for an aggregate price of $48,500.

   On February 10, 1997, Adelphia acquired cable systems from Small Cities Cable Television, L.P. and Small Cities Cable Television, Inc.. These systems served approximately 6,000 subscribers at the acquisition date, primarily located in Vermont and were purchased for an aggregate price of $12,000 in cash and Adelphia Class A common stock.

   On June 20, 1997, Adelphia acquired cable systems from Booth Communications Company. These systems served approximately 25,800 subscribers at the acquisition date in the Virginia cities of Blacksburg and Salem and were purchased for an aggregate price of $54,500 in cash and Adelphia Class A common stock.

   On September 12, 1997, Hyperion consummated an agreement with Time Warner Entertainment-Advance/Newhouse ("TWEAN") to exchange interests in four New York CLEC networks. As a result of the transaction, Hyperion paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN.

   On November 7, 1997, Adelphia acquired approximately 61% of the partnership interests in two cable systems from U.S. Cable Corporation. These systems served approximately 20,300 subscribers at the acquisition date in the western New York area and were purchased for an aggregate price of $20,737.

   On November 22, 1997, Adelphia acquired a cable system from Memphrecom, Inc. This system served approximately 3,400 subscribers at the acquisition date in Vermont and was purchased for an aggregate price of $8,096.

   On December 3, 1997, Adelphia exchanged its interest in Oxford, North Carolina, a system which served approximately 4,400 subscribers, for TWEAN's interest in its DuBois, Pennsylvania system, which served approximately 3,800 subscribers.

   On December 31, 1997, Adelphia acquired 82% of the partnership interests in Tele-Media Company of Tri States, L.P.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


The systems acquired in this transaction served approximately 16,000 subscribers at the acquisition date in Pennsylvania, Maryland and West Virginia and were purchased for an aggregate price of $23,615.

   On February 12, 1998, Hyperion issued a warrant for 731,624 shares of Hyperion Class A Common Stock to its 50% partner in Hyperion of Harrisburg in exchange for such partnership interest.

   On February 12, 1998, Hyperion acquired the remaining partnership interests in its Buffalo, NY, Louisville, KY and Lexington, KY networks for approximately $18,300.

   On February 12, 1998, Hyperion acquired the remaining partnership interests in its Morristown and New Brunswick, NJ networks for approximately $26,328.

   On March 6, 1998, Adelphia exercised its option to purchase the remaining 15% of its Northeast Cable, Inc. system. Adelphia issued 341,220 shares of Class A common stock to the sellers in connection with this purchase.

   On April 1, 1998, Adelphia exchanged its interest in Mansfield, Ohio area systems, which served approximately 64,400 subscribers and approximately $11,000 cash for Time Warner Entertainment's interests in systems adjacent to systems owned or managed by Adelphia in Virginia, New England and New York, which served approximately 70,200 subscribers.

   On June 5, 1998, Adelphia acquired cable systems from Cablevision Systems. These systems served approximately 11,250 subscribers at the acquisition date in southern New York and were purchased for an aggregate price of $11,500.

   On July 31, 1998, Adelphia consummated its transaction with AT&T to form a joint venture limited partnership in the Western New York region (the "Western New York Partnership"). Pursuant to this agreement, Adelphia contributed its Western New York and Lorain, Ohio systems totaling approximately 298,000 subscribers and certain programming assets and $440,000 in debt. Subsidiaries of AT&T contributed their cable systems in Buffalo, New York; Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, totaling approximately 171,000 subscribers and $228,000 in debt. Adelphia and AT&T hold a 66.7% and 33.3% interest, respectively, in the partnership. Adelphia manages the partnership.

   On September 1, 1998, a majority owned subsidiary of Adelphia acquired cable systems from Marcus Cable. These systems served approximately 62,000 subscribers at the acquisition date in Connecticut and Virginia and were purchased for an aggregate price of $150,126.

   On September 30, 1998, Adelphia merged one of its subsidiaries with the subsidiary of AT&T that held an interest in Syracuse Hilton Head Holdings, L.P. ("SHHH, L.P."), an Adelphia managed partnership controlled by the Rigas family, principal stockholders of Adelphia. Pursuant to the merger agreement, AT&T received 2,250,000 newly issued shares of Adelphia's Class A common stock. Simultaneously, SHHH, L.P. distributed certain cable systems, which served approximately 34,100 subscribers, in Virginia and North Carolina to Adelphia, in exchange for the interest acquired by Adelphia from AT&T as described above, Adelphia's preferred equity investment in Managed Partnership and certain affiliate receivables owed to Adelphia.

   The following unaudited financial information assumes that the acquisitions that were consummated during the nine months ended December 31, 1998 had occurred on April 1, 1996.


                                                                                               Nine Months
                                                                                                  Ended
                                                           Year Ended March 31,                December 31,
                                                        1997                 1998                 1998
                                                 ------------------   ------------------   ------------------
Revenue                                            $   597,418         $    652,367          $   554,352
Loss before extraordinary loss                         132,990              174,216              115,280
Net loss                                               144,700              185,541              119,617
Basic and diluted net loss per weighted
   average share of common stock                          5.05                 6.36                 3.72

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


  Investment in Olympus Joint Venture Partnership

   The investment in the Olympus Communications, L.P. ("Olympus") joint venture partnership comprises both limited and general partner interests. The general partner interest represents a 50% voting interest in Olympus and is being accounted for using the equity method. Under this method, Adelphia's investment, initially recorded at the historical cost of contributed property, is adjusted for subsequent capital contributions and its share of the losses of the partnership as well as its share of the accretion requirements of the partnership's interests. The limited partner interest represents a preferred interest ("PLP interests") entitled to a 16.5% annual return. At March 31, 1997 and 1998 and December 31, 1998, Adelphia owned $271,546, $325,911 and
$366,861 in Olympus PLP Interests, respectively.

   The PLP interests are nonvoting, are senior to claims of certain other partner interests, and provide for an annual priority return of 16.5%. Olympus is not required to pay the entire 16.5% return currently and priority return on PLP interests is recognized as income by Adelphia when received. Correspondingly, equity in net loss of Olympus excludes accumulated unpaid priority return (see Note 2).


  Subscriber Revenues

   Subscriber revenues are recorded in the month the service is provided.


  Property, Plant and Equipment

   Property, plant and equipment, at cost, are comprised of the following:


                                                     March 31,         December 31,
                                                        1998              1998
                                                 ---------------     --------------
Operating plant and equipment                   $     1,290,915     $     1,531,405
Real estate and improvements                              78,435             93,457
Support equipment                                         26,961             30,533
Construction in progress                                 171,853            283,133
                                                 ---------------     --------------
                                                       1,568,164          1,938,528
Accumulated depreciation                                (649,527)          (730,873)
                                                 ---------------     --------------
                                                 $       918,637     $    1,207,655
                                                 ===============     ==============

   Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and real estate. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead, and interest. Depreciation expense amounted to $78,328, $93,688 and $98,699 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Capitalized interest amounted to $1,727, $5,985 and $11,285 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.


  Intangible Assets

   Intangible assets, at cost, net of accumulated amortization, are comprised of the following:


                                                    March 31,      December 31,
                                                      1998             1998
                                                 -------------     -------------
Purchased franchises                             $     526,333     $     828,410
Goodwill                                                89,029           119,012
Non-compete agreements                                   8,705             8,922
Purchased subscribers lists                             71,037            72,815
                                                 -------------     -------------
                                                 $     695,104     $   1,029,159
                                                ==============     =============

   A portion of the aggregate purchase price of systems acquired has been allocated to purchased franchises, purchased subscriber lists, goodwill and non-compete agreements. Purchased franchises and goodwill are amortized on the straight-line

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


method over 40 years. Purchased subscriber lists are amortized on the straight-line method over periods which range from 5 to 10 years. Non-compete agreements are amortized on the straight-line method over their contractual lives which range from 4 to 12 years. Accumulated amortization of intangible assets amounted to $211,967 and $249,618 at March 31, 1998 and December 31, 1998, respectively.


  Cash and Cash Equivalents

   Adelphia considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Interest income on liquid investments was $5,789, $13,383 and $10,752 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Book overdrafts of $20,528 and $7,855 existed at March 31, 1998 and December 31, 1998, respectively. These book overdrafts were reclassified as accrued interest and other liabilities and accounts payable.


  U.S. Government Securities -- Pledged

   U.S. Government Securities -- Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments of the Hyperion 12 1/4% Senior Secured Notes. Such investments are classified as held-to-maturity and the carrying value approximates market value.


  Investments

   The equity method of accounting is generally used to account for investments in affiliates which are greater than 20% but not more than 50% owned. Under this method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or losses of its affiliates. Dividends or other distributions are recorded as a reduction of Adelphia's investment. Investments in affiliates accounted for using the equity method generally reflect Adelphia's equity in their underlying assets.

   Investments in entities in which Adelphia's ownership is 20% or less are generally accounted for using the cost method. Under the cost method, Adelphia's initial investment is recorded at cost and subsequently adjusted for the excess, if any, of dividends or other distributions received over its share of cumulative earnings. Dividends received in excess of earnings subsequent to the date the investment was made are recorded as reductions of the cost of the investment.

   Adelphia's nonconsolidated investments are as follows:

Investments accounted for using the equity method:                             March 31,          December 31,
Gross investment:                                                                1998                1998
                                                                          -----------------    -----------------
 Hyperion investments in joint ventures                                   $          69,596    $        138,614
 Benbow PCS Ventures, Inc.                                                           15,539              17,170
 Mobile communications                                                               15,387              18,249
 Other                                                                                1,757               2,308
                                                                          -----------------    ----------------
     Total                                                                          102,279             176,341
                                                                          -----------------    ----------------
Investments accounted for using the cost method:
 Niagara Frontier Hockey, L.P.                                                       40,497              44,897
 SuperCable ALK International                                                         3,190               3,190
 Programming ventures                                                                 1,427               1,469
 Mobile communications                                                                2,582               2,925
 Other                                                                                  812                 672
                                                                          -----------------    ----------------
     Total                                                                           48,508              53,153
                                                                          -----------------    ----------------
Total investments before cumulative equity in net losses                            150,787             229,494
Cumulative equity in net losses                                                     (22,960)            (32,601)
                                                                          -----------------    ----------------
Total investments                                                         $         127,827    $        196,893
                                                                          =================    ================

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


   On May 16, 1996, Hyperion sold its interest in one of its joint ventures for $11,618, resulting in a gain of $8,405. On January 23, 1997, Adelphia received 284,425 shares of Republic Industries, Inc. Common Stock ("Republic Stock") in exchange for its interest in Commonwealth Security, Inc., resulting in a gain of $3,746. On October 7, 1997, Adelphia sold its Republic Stock, on which a gain of $408 was recognized. On March 16, 1998, Adelphia sold its investment in the Golf Channel, resulting in a gain of $1,520.

   Certain members of the Rigas family have entered into an agreement to acquire all the voting interests of Niagara Frontier Hockey, L.P. ("NFHLP"). Closing of the agreement is subject to third party approvals. Adelphia has capital funding notes of NFHLP of $40,497 and $44,897 as of March 31, 1998 and December 31, 1998, respectively. The capital funding notes are convertible into non-voting preferred equity of NFHLP at the option of Adelphia. These amounts represent advances to NFHLP plus accrued return of 11.5% to 14.0%. The return on these capital funding notes amounted to approximately $3,500, $5,100 and $4,400 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Adelphia advanced approximately $8,150 and $7,500, respectively, during the year ended March 31, 1998 and the nine months ended December 31, 1998 to fund working capital requirements of NFHLP. These amounts could be repaid by NFHLP in the future or converted into programming rights to air future Buffalo Sabres hockey games. NFHLP continues to generate net losses and working capital deficiencies and is attempting to re-negotiate the terms of certain of its operating and financial agreements. The ability of NFHLP to re-negotiate the terms of certain operating and financial agreements will impact the ability of NFHLP to generate positive operating cash flow in the future. Adelphia is unable to predict the ability of NFHLP to successfully re-negotiate these agreements on terms that are favorable to NFHLP. Management believes that all amounts advanced to NFHLP and the related accrued return are recoverable.


  Subscriber Receivables


   An allowance for doubtful accounts of $1,166 and $2,853 is recorded as a reduction of subscriber receivables at March 31, 1998 and December 31, 1998, respectively.


  Amortization of Other Assets and Debt Discounts


   Deferred debt financing costs, included in prepaid expenses and other assets, and debt discounts, a reduction of the carrying amount of the debt, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs included in prepaid expenses and other assets were $47,653 and $47,542 at March 31, 1998 and December 31, 1998, respectively.


  Franchise Expense


   The typical term of Adelphia's franchise agreements upon renewal is 10 years. Franchise fees range from 3% to 5% of certain subscriber revenues and are expensed currently.


  Basic and Diluted Net Loss Per Weighted Average Share of Common Stock


   Basic net loss per weighted average share of common stock is computed based on the weighted average number of common shares outstanding after giving effect to dividend requirements on Adelphia's preferred stock. Diluted net loss per weighted average common share is equal to basic net loss per weighted average common share because Adelphia's convertible preferred stock had an antidilutive effect for the periods presented; however, the convertible preferred stock could have a dilutive effect on earnings per share in future periods.


  Asset Impairments


   Adelphia periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


  Noncash Financing and Investing Activities

   Capital leases entered into during the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 totaled $1,624, $2,842 and $15,522, respectively, for Adelphia, excluding Hyperion. Hyperion entered into capital leases totaling $1,683, $24,489 and $1,155, respectively, during the years ended
March 31, 1997 and 1998 and the nine months ended December 31, 1998.   Reference
is made to Notes 1 and 6 for descriptions of additional noncash financing and investing activities.


  Interest Expense -- Net

   Interest expense -- net includes interest income of $8,367, $23,949 and $20,952 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Interest income includes interest income from affiliates on long-term loans and for reimbursement of interest expense on revolving credit agreements, related to short term borrowings by such affiliates (see Note 11).


  Interest Rate Swaps

   Net settlement amounts under interest rate swap agreements are recorded as adjustments to interest expense during the period incurred.


  Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  Recent Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of Adelphia has not completed its evaluation of the impact of SFAS No. 133 on Adelphia's consolidated financial statements. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities", has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs. It requires such costs to be expensed as incurred. Management of Adelphia believes that SOP 98-5 will not have a material impact on Adelphia's consolidated financial statements.


  Reclassifications

   Certain March 31, 1997 and 1998 amounts have been reclassified to conform with the December 31, 1998 presentation.


2.  Related Party Investments and Receivables:

   Related party receivables--net represent advances to managed partnerships (see Note 11), John J. Rigas and certain members of his immediate family (collectively, the "Rigas family"), including entities they own or control. No related party advances are collateralized.

   Investment in and amounts due from Olympus is comprised of the following:

                                                                    March 31,            December 31,
                                                                      1998                   1998
                                                                -----------------     ------------------
  Cumulative equity in loss over investment in Olympus            $       (94,833)        $     (102,888)
  Amounts due from Olympus                                                 63,631                294,296
                                                                -----------------     ------------------
                                                                  $       (31,202)        $      191,408
                                                                =================     ==================

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


   The major components of the financial position of Olympus as of December 31, 1997 and 1998 and the results of operations for the years ended December 31, 1997 and 1998 were as follows:

                                                                      December 31,
                                                                1997                 1998
                                                         ---------------       ---------------
Balance Sheet Data:
  Property, plant and equipment--net                     $       265,783      $       355,470
  Total assets
                                                                 728,952            1,011,999
  Subsidiary debt                                                427,000              519,443
  Parent debt                                                    200,000              200,000
  Total liabilities                                              841,169            1,147,946
  Limited partners' interests                                    488,398              570,298
  General partners' equity (deficiency)                         (600,615)            (706,245)

Statement of Operations Data:
  Revenues                                               $       176,363      $       215,642
  Operating income                                                34,392               38,944
  Net loss                                                       (19,802)             (16,074)
  Net loss of general and limited partners
            after priority return                                (95,695)            (105,530)


   On January 28, 1999, Adelphia announced an agreement to acquire the Olympus partnership interests owned by various Telesat Cablevision, Inc. ("Telesat") entities which are wholly owned subsidiaries of FPL Group, Inc. for a price of $108,000, subject to definitive terms to be negotiated by both parties. Subsequent to the closing of this transaction, Adelphia will own 100% of Olympus. Closing of this transaction is expected to occur during the third quarter of 1999.

   On October 6, 1993, Adelphia purchased the preferred Class B Limited Partnership Interest in SHHH, L.P., a managed partnership, for a price of $18,338 from Robin Media Group. The Class B Limited Partnership Interest had a preferred return annually which was payable on a current basis at the option of SHHH, L.P., and was senior in priority to the partnership interests of the Rigas family and TCI. Preferred return on the Class B Limited Partner Interest in SHHH, L.P. totaled $3,066, $3,750 and $2,017 and is included in revenues for the years ended March 31, 1997 and 1998, and the nine months ended December 31, 1998, respectively. On September 30, 1998, the Class B limited partner interest was redeemed (see Note 1).


3. Debt:

 Subsidiary Debt

                                                                     March 31,          December 31,
                                                                       1998                  1998
                                                                ----------------      ---------------
Notes to banks and institutions                                  $       827,725      $    1,200,970
13% Senior Discount Notes of Hyperion due 2003                           215,213             220,784
12 1/4% Senior Secured Notes of Hyperion due 2004                        250,000             250,000
Other subsidiary debt                                                     36,533              45,486
                                                               -----------------   -----------------
   Total subsidiary debt                                         $     1,329,471      $    1,717,240
                                                               =================   =================

  Notes to Banks and Institutions

   The amount of borrowings available to Adelphia under its revolving credit agreements is generally based upon the subsidiaries achieving certain levels of operating performance. Adelphia had commitments from banks for additional borrowings of up to $360,000 at December 31, 1998 which expire through December 31, 2007. Adelphia pays commitment fees of up to 0.5% of unused principal.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


   Borrowings under most of these credit arrangements of subsidiaries are collateralized by a pledge of the stock in their respective subsidiaries, and, in some cases, by other assets. These agreements limit, among other things, additional borrowings, investments, transactions with affiliates and other subsidiaries, and the payment of dividends and fees by the subsidiaries. The agreements also require maintenance of certain financial ratios by the subsidiaries. Several of the subsidiaries' agreements, along with the notes of the parent company, contain cross default provisions. At December 31, 1998, approximately $731,500 of the net assets of subsidiaries would be permitted to be transferred to the parent company in the form of dividends, priority return and loans without the prior approval of the lenders based upon the results of operations of such subsidiaries for the quarter ended December 31, 1998. The subsidiaries are permitted to pay management fees to the parent company or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

   A subsidiary of Adelphia is a co-borrower with a managed partnership under a $200,000 credit agreement. Each of the co-borrowers is liable for all borrowings under this credit agreement, although the lenders have no recourse against Adelphia other than against Adelphia's interest in such subsidiary.

   Notes to banks and institutions mature at various dates through 2007. Bank debt interest rates are based upon one or more of the following rates at the option of Adelphia: prime rate plus 0% to 1.5%; certificate of deposit rate plus 1.25% to 2.75%; or LIBOR plus 1% to 2.5%. Total bank debt with interest rates under these options was approximately $644,000 and $1,173,220 at March 31, 1998 and December 31, 1998, respectively. At March 31, 1998 and December 31, 1998, the weighted average interest rate on notes payable to banks and institutions was 8.11% and 7.89%, respectively. At March 31, 1998 and December 31, 1998, the rates on 28.8% and 35.9%, respectively, of Adelphia's notes payable to banks and institutions were fixed for at least one year through the terms of the notes or interest rate swap agreements.

   During the nine months ended December 31, 1998, Adelphia redeemed $137,200 aggregate principal amount of subsidiary notes to banks and institutions. As a result of these transactions, Adelphia recognized an extraordinary loss on early retirement of debt of $1,970.


  13% Senior Discount Notes of Hyperion due 2003

   On April 15, 1996, Hyperion realized proceeds, net of discount, commissions and other transaction costs, of $168,600 upon issuance of $329,000 aggregate principal amount of unsecured 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants expiring April 1, 2001 to purchase an aggregate of 1,993,638 shares of Hyperion Class A Common Stock at $0.00308 per share. Proceeds of $11,087 were allocated to the value of the warrants. Prior to April 15, 2001, interest on the notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The notes contain restrictions on Hyperion regarding, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity instruments or subordinated debt, liens, transactions with affiliates, sales of assets, mergers and consolidations. On or before April 15, 1999 and subject to certain restrictions, Hyperion may redeem, at its option, up to 25% of the aggregate principal amount of the notes at a price of 113% of the outstanding amount. On or after April 15, 2001, Hyperion may redeem, at its option, all or a portion of the notes at 106.5% of the outstanding amount, declining to par in 2002.
During the quarter ended September 30, 1998, Hyperion paid $17,313 to repurchase a portion of the 13% Senior Discount Notes due 2003 which had a face value of $25,160 and a carrying value of $17,550. The notes were retired upon repurchase which resulted in a $237 gain.


  12 1/4% Senior Secured Notes of Hyperion due 2004

   On August 27, 1997, Hyperion issued $250,000 aggregate principal amount of
12 1/4% Senior Secured Notes due September 1, 2004. The notes are collateralized through the pledge of the common stock of certain of Hyperion's wholly-owned subsidiaries. Of the proceeds to Hyperion of approximately $244,000, net of commissions and other transaction costs, $83,400 was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the notes as required by the Indenture. Interest is payable semi-annually. The notes contain restrictions and covenants similar to those pertaining to Hyperion's 13% Senior Discount Notes. On or before September 1, 2000 and subject to certain restrictions, Hyperion may redeem, at its option, up to 25% of the aggregate principal amount of the notes at a price of 112.25% of principal with the net proceeds of one or more Qualified

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

Equity Offerings (as defined in the Indenture). On or after September 1, 2001, Hyperion may redeem, at its option, all or a portion of the notes at 106.125% of principal which declines to par in 2003.

  Other Subsidiary Debt


   As of March 31, 1998 and December 31, 1998, other debt consists, in part, of purchase money indebtedness and capital leases incurred in connection with the acquisition of, and are collateralized by, certain equipment. The interest rate on such debt is based on the Federal Funds rate plus 1.4% or the U.S. Treasury rate plus 2.8%.


 Parent Debt


   Interest on the Parent Debt is due semi-annually. The Parent Debt is effectively subordinated to all liabilities of the subsidiaries and the agreements contain restrictions on, among other things, the incurrence of indebtedness, mergers and sale of assets, certain restricted payments by Adelphia, investments in affiliates and certain other affiliate transactions. The agreements further require that Adelphia maintain a ratio of debt to annualized operating cash flow not greater than 8.75 to 1.00, based on the latest fiscal quarter. Net proceeds from the issuance of notes during the year ended March 31, 1998 and the nine months ended December 31, 1998 were used to reduce amounts outstanding on Adelphia's subsidiaries' notes payable to banks and to purchase, redeem or otherwise retire the 12 1/2% Notes due 2002.



                                                                Outstanding as of
        Interest             Issue        Amount        March 31,           December 31,     Maturity  First Call  First Call
          Rate               Date         Issued          1998                 1998           Date       Date        Rate
        --------             ----         ------         -----                 ----           ----       ----        ----
         10  1/4%            7/28/93      $110,000  $         99,504     $        99,653     7/15/00   Non-call        N/A
         12  1/2% (a)        5/14/92       400,000            69,838                  -      5/15/02    5/15/97    106.00%
          9  1/4%            9/25/97       325,000           325,000             325,000     10/1/02   Non-call        N/A
          9  1/2% (b)        2/15/94       150,000           186,347             186,347     2/15/04    2/15/99    103.56%
         10  1/2%            7/07/97       150,000           150,000             150,000     7/15/04   Non-call        N/A
         11  7/8%            9/10/92       125,000           124,579             124,613     9/15/04    9/15/99     104.50%
          9  7/8%            3/11/93       130,000           128,407             128,531     3/01/05   Non-call        N/A
          9  7/8%            2/26/97       350,000           347,446             347,586     3/01/07   Non-call        N/A
          8  3/8%            1/21/98       150,000           149,153             149,197     2/01/08   Non-call        N/A
          8  3/8%           11/12/98       150,000                 -             150,000     2/01/08   Non-call        N/A
          8  1/8%            7/02/98       150,000                 -             149,285     7/15/03   Non-call        N/A
                                                    -----------------    ---------------
                                                    $       1,580,274    $     1,810,212
                                                    =================    ===============

(a) On May 15, 1998, Adelphia redeemed the remaining $69,838 aggregate principal amount of notes at 103% of principal. As a result, Adelphia recognized an extraordinary loss on early retirement of debt of $2,604.


(b) These Senior Notes are Pay-in-Kind with respect to interest payments at the option of Adelphia. During the year ended March 31, 1998, $20,000 of notes were reacquired through open market purchases. As a result, Adelphia recognized an extraordinary gain on early retirement of debt of $2,136. On February 15, 1999, Adelphia redeemed $154,500 aggregate principal amount of notes at 103.56% of principal. As a result, Adelphia recognized an extraordinary loss on early retirement of debt of $6,676.

 Maturities of Debt


   The following table sets forth the mandatory reductions in principal under all debt agreements for each of the next five years based on amounts outstanding at December 31, 1998:


     Year ending December 31, 1999                              $   101,402
     Year ending December 31, 2000                                  236,795
     Year ending December 31, 2001                                  190,403
     Year ending December 31, 2002                                  540,318
     Year ending December 31, 2003                                  693,663

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


   Adelphia intends to fund its requirements for maturities of debt through borrowings under new and existing credit arrangements and internally generated funds. Changing conditions in the financial markets may have an impact on how Adelphia will refinance its debt in the future.


Interest Rate Swaps and Caps

   Adelphia has entered into interest rate swap agreements and interest rate cap agreements with banks, Olympus and Managed Partnerships (see Note 11) to reduce the impact of changes in interest rates on its debt. Several of Adelphia's credit arrangements include provisions which require interest rate protection for a portion of its debt. Adelphia enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt to reduce the risk of incurring higher interest costs due to rising interest rates. Adelphia enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to a variable-rate debt which is indexed to LIBOR to reduce the risk of incurring higher interest costs in periods of falling interest rates. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Adelphia is exposed to credit loss in the event of nonperformance by the banks, by Olympus or by the managed entities. Adelphia does not expect any such nonperformance. The following table summarizes the notional amounts outstanding and weighted average interest rate data, based on variable rates in effect at March 31, 1998 and December 31, 1998, for these swaps and caps, which expire through 2008.


                                                         March 31,        December 31,
     Pay Fixed Swaps:                                      1998               1998
     ---------------                                   -------------      -------------
     Notional amount                                   $     315,000      $     650,000
     Average receive rate                                       5.87%              5.33%
     Average pay rate                                           7.42%              6.55%

     Receive Fixed Swaps:
     -------------------
     Notional amount                                   $      35,000      $      45,000
     Average receive rate                                       5.68%              5.98%
     Average pay rate                                           5.91%              5.32%

     Interest Rate Caps:
     ------------------
     Notional amount                                   $     190,000      $     140,000
     Average cap rate                                           8.13%              7.82%

4.  Redeemable Preferred Stock:

  12 7/8% Hyperion Redeemable Exchangeable Preferred Stock

On October 9, 1997, Hyperion issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007. Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding preferred stock. Through October 15, 2002, dividends are payable in cash or additional shares of preferred stock at Hyperion's option. Subsequent to October 15, 2002, dividends are payable in cash. The preferred stock ranks junior in right of payment to all indebtedness of Hyperion, its Subsidiaries and Joint Ventures. On or before October 15, 2000, and subject to certain restrictions, Hyperion may redeem, at it option, up to 35% of the initial aggregate liquidation preference of the preferred stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the preferred stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of preferred stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the preferred stock originally issued. On or after October 15, 2002, Hyperion may redeem, at its option, all or a portion of the preferred stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005. Hyperion is required to redeem all of the shares of preferred stock outstanding on October 15, 2007 at a redemption price equal to 100%

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. The preferred stock contain restrictions and covenants similar to Hyperion's 13% Senior Discount Notes.

   Hyperion may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of preferred stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 which have provisions consistent with the provisions of the preferred stock. Hyperion may satisfy, and has to date satisfied, the dividend requirements on this preferred stock by issuing additional shares.


  13% Exchangeable Redeemable Preferred Stock

   On July 7, 1997, Adelphia issued $150,000 aggregate liquidation preference of 13% Cumulative Exchangeable Preferred Stock due July 15, 2009. Dividends are payable semi-annually commencing January 15, 1998 at 13% of the liquidation preference of outstanding preferred stock. Dividends are payable in cash with any accumulated unpaid dividends bearing interest at 13% per annum. The preferred stock ranks junior in right of payment to all indebtedness of Adelphia. On or before July 15, 2000, Adelphia may redeem, at its option, up to 33% of the initial aggregate liquidation preference of the preferred stock originally issued with the net cash proceeds of one or more common equity offerings at a redemption price equal to 113% of the liquidation preference per share of the preferred stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of preferred stock having an aggregate liquidation preference of at least 67% of the initial aggregate liquidation preference of the preferred stock originally issued. On or after July 15, 2002, Adelphia may redeem, at its option, all or a portion of the preferred stock at 106.500% of the liquidation preference thereof declining to 100% of the liquidation preference in 2008. Adelphia is required to redeem all of the shares of preferred stock outstanding on July 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. The preferred stock contains restrictions and covenants similar to Adelphia's parent debt.

   Adelphia may, at its option, on any dividend payment date, exchange in whole or in part (subject to certain restrictions), the then outstanding shares of preferred stock for 13% Senior Subordinated Exchange Debentures due July 15, 2009 which have provisions consistent with the provisions of the preferred
stock.   Adelphia paid cash dividends on this preferred stock of $10,183 and
$9,750 during the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.


5.   Commitments and Contingencies:

   Adelphia rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $6,232, $7,420 and $8,054 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.

   In connection with certain obligations under franchise agreements, Adelphia obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Management believes Adelphia has fulfilled all of its obligations such that no payments under surety bonds have been required.

   During the nine months ended December 31, 1998, Adelphia has entered into purchase commitments for certain telecommunication services and digital convertor purchases. In the aggregate, purchase commitments under these agreements total $12,350 in 1999, $4,000 in 2000 and $5,000 in 2001.

   Since April 1, 1998, Hyperion entered into a series of agreements, totaling $126,000 with several local and long-haul fiber optic network providers. These agreements will provide Hyperion with ownership or an indefeasible right of use ("IRU") to over 9,000 route miles of local and long-haul fiber optic cable, which will significantly increase its presence in the eastern half of the United States. Through December 31, 1998, Hyperion has paid $42,604 of the total due under these agreements, which is included in property, plant and equipment.

   Adelphia and Hyperion have entered into several commitments to acquire certain cable and telecommunications companies (see Note 13).

   The cable television industry and Adelphia are subject to extensive regulation at the federal, state and local levels.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


Pursuant to the 1992 Cable Act, which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry the FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, or, in the alternative, a cost of service showing, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Several amendments to the rate regulations have subsequently been added.

   The FCC has adopted regulations implementing all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. The Telecommunications Act of 1996 (the "1996 Act") deregulated the rates for cable programming services on March 31, 1999. Adelphia cannot predict the effect or outcome of the future rulemaking proceedings, changes to the rate regulations, or litigation.

   On February 24, 1999, Hyperion was served with a summons and complaint filed in the United States District Court for the Northern District of New York, Case Number 99-CV-268, by Hyperion Solutions Corporation ("Solutions"), which is described in the complaint as a company in the business of developing, marketing and supporting comprehensive computer software tools, executive information systems and applications that companies use to improve their business performance. The complaint alleges, among other matters, that Hyperion's use of the name "Hyperion" in its business infringes upon various trademarks and service marks of Solutions in violation of federal trademark laws and violates various New York business practices, advertising and business reputation laws. The complaint seeks, among other matters, to enjoin Hyperion from using the name or mark "Hyperion" in Hyperion's business as well as to recover unspecified damages, treble damages and attorney's fees. Management of Hyperion believes that Hyperion has meritorious defenses to the complaint and intends to vigorously defend this lawsuit. Although management believes that this lawsuit will not in any event have a material adverse effect upon the Company, no assurance can be given regarding the effect upon the Company if Solutions were to prevail in this lawsuit.

   On or about March 10, 1999, Robert Lowinger (the "Plaintiff"), on behalf of himself and all other shareholders of Class A common stock of Century, commenced an action by filing a putative Class Action Complaint (the "Complaint") in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk, Case Number CV-99-0171092, against Century, all of its directors, and Adelphia. The Plaintiff claims that he owns shares of Class A common stock of Century, and alleges that in connection with the proposed merger of Adelphia with Century, holders of Class B common stock of Century - which have superior voting rights to the holders of Class A common stock - will receive $4.00 per share more than the consideration to be paid to the holders of Class A common stock. This would allegedly result in the Class B shareholders receiving approximately $170,000 more than if they held the equivalent number of Century Class A shares. The Plaintiff claims that the individual defendants, comprising the directors of Century and the majority shareholders of Century's Class B shares, breached their fiduciary duties of loyalty, good faith, and due care to Century's Class A shareholders by agreeing to these two levels of consideration. The sole claim against Adelphia is that it, together with Century, aided and abetted these alleged breaches of fiduciary duty. The Plaintiff seeks certification of a class of Century's Class A shareholders and seeks recovery on behalf of himself and the class of unspecified damages, profits, and special benefits. He also seeks all costs, expenses and attorney's fees. Adelphia has entered an appearance in the case and is required to respond to the Complaint by June 21, 1999. Adelphia believes the allegation of liability against it to be without merit and intends to vigorously defend the action.

   There are no other material pending legal proceedings, other than routine litigation incidental to the business, to which Adelphia is a part of or which any of its property is subject.


6. Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency):

  Convertible Preferred Stock

   On July 7, 1997, Adelphia issued 100,000 shares of 8 1/8% Series C Cumulative Convertible Preferred Stock with a par value of $.01 per share and an aggregate liquidation preference of $100,000 of which $80,000 was sold to a Rigas family affiliate and the remainder was sold to Telesat. The preferred stock accrues dividends at the rate of 8 1/8% of the

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

liquidation preference per annum, and is convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A common stock of Adelphia. The preferred stock is redeemable at the option of Adelphia on or after August 1, 2000 at 104% of the liquidation preference declining to 100% of the liquidation preference in 2002. Adelphia paid cash dividends on this preferred stock of $4,605 and $6,093 during the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.


  Adelphia Common Stock Issued

   On February 10, 1997, Adelphia issued 766,871 shares of Class A common stock in connection with the acquisition of Small Cities (see Note 1).

   On June 20, 1997, Adelphia issued 3,571,428 shares of Class A common stock in connection with the acquisition of Booth (see Note 1).

   On March 6, 1998, Adelphia issued 341,220 shares of Class A common stock in connection with exercising its option to purchase the remaining 15% of its Northeast Cable, Inc. system (see Note 1).

   On August 18, 1998, Adelphia issued 8,190,315 shares of Class A common stock to the public and to the Rigas family. Of this total, 4,100,000 shares were sold to the public at a price of $32.00 per share, with an underwriter discount of $1.44 per share. The remaining 4,090,315 shares were sold to entities controlled by the Rigas family at the public offering price less the underwriters discount. In a related transaction on September 14, 1998, the Company issued and sold 615,000 shares of Class A common stock at the offering price of $32.00, with an underwriter discount of $1.44 per share pursuant to the underwriters' over-allotment option. Adelphia realized aggregate net proceeds of $267,926 after deducting underwriter and other fees.

   On September 30, 1998, Adelphia issued 2,250,000 shares of Class A common stock in connection with the acquisition of AT&T interests in SHHH, L.P. (see
Note 1).

   The Certificate of Incorporation of Adelphia authorizes two classes of common stock, Class A and Class B. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A common stock voting as a separate class, are entitled to elect one of Adelphia's directors. In addition, each share of Class B common stock is automatically convertible into a share of Class A common stock upon transfer, subject to certain limited exceptions. In the event a cash dividend is paid, the holders of Class A common stock will be paid 105% of the amount payable per share for each share of Class B common stock.

   Upon liquidation, dissolution or winding up of Adelphia, the holders of Class A common stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.


  Hyperion Common Stock Issued

   On May 8, 1998, Hyperion completed an IPO of its Class A common stock ("Hyperion Stock"). As part of the offering, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49,000 and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of Hyperion Stock. In addition, Adelphia purchased warrants issued by Hyperion to MCI Metro Access Transmission Services, Inc., and purchased shares of Hyperion Class B common stock from certain executive officers of Hyperion for a total purchase price of approximately $12,580 and $3,000, respectively. Adelphia owns approximately 66% of the Hyperion common stock on a fully diluted basis and 86% of the total voting power. Additional net proceeds of $191,411 to Hyperion were received as a result of the sale of 12,500,000 shares of Hyperion Stock to the public. In a related transaction on June 5, 1998, Hyperion issued and sold 350,000 shares of its Class A common stock at the $16.00 IPO price pursuant to the underwriters' over allotment option in the IPO. As a result of the IPO, Adelphia's additional paid-in capital increased approximately $147,000 and minority interests increased approximately $45,000.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


  Restricted Stock Bonus Plan

   Adelphia had reserved 500,000 shares of Class A common stock for issuance to officers and other key employees at the discretion of the Compensation Committee of the Board of Directors. The bonus shares were to be awarded without any cash payment by the recipient unless otherwise determined by the Compensation Committee. Shares awarded under the plan would vest over a five year period. No awards have been made under the plan. The plan was terminated as of the stockholder approval of the 1998 Long-Term Incentive Compensation Plan (see
Note 7).


  Stock Option Plan

   Adelphia had a stock option plan, which provides for the granting of options to purchase up to 200,000 shares of Adelphia's Class A common stock to officers and other key employees of Adelphia. Options could be granted at an exercise price equal to the fair market value of the shares on the date of grant. The plan permitted the granting of tax-qualified incentive stock options, in addition to non-qualified stock options. Options outstanding under the plan could be exercised by paying the exercise price per share through various alternative settlement methods. No stock options have been granted under the plan. The plan was terminated as of the stockholder approval of the 1998 Long-Term Incentive Compensation Plan (see Note 7).


7.  Employee Benefit Plans:


  Savings Plan

   Adelphia has a savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 16% of their pre-tax compensation subject to certain limitations. Adelphia makes matching contributions not exceeding 1.5% of each participant's pre-tax compensation. Adelphia's matching contributions amounted to $638, $687 and $605 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.


  Adelphia Long-Term Incentive Compensation Plan

   On October 6, 1998, Adelphia adopted its 1998 Long-Term Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan provides for the granting of
(i) options which qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting),
(iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Adelphia Class A common stock available for issuance under the 1998 Plan is 3,500,000. Options, awards and units may be granted under the 1998 Plan to directors, officers, employees and consultants of Adelphia. The 1998 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Adelphia common stock on the date of the grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. No grants had been made under the 1998 Plan as of December 31, 1998.


  Hyperion Long-Term Incentive Compensation Plan

   On October 3, 1996, Hyperion adopted its 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the granting of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Hyperion Class A common stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of Hyperion common stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Hyperion common stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997 and April 1, 1997 and 1998, Hyperion issued 338,000 shares, 58,500 shares and 58,500 shares, respectively, of its Class A common stock to Daniel R. Milliard pursuant to his employment agreement with Hyperion. In April 1998 and in recognition for valuable past service to Hyperion and as an incentive for future services, Hyperion authorized the issuance under the 1996 Plan to each of John J.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Hyperion Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at $15.00 per share and (ii) phantom stock awards (the "Rigas Grants") covering 100,000 shares of Hyperion Class A common stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). At December 31, 1998, no Rigas Options or Rigas Grants have been granted. Also in April 1998, pursuant to the then existing stockholders agreement, Hyperion authorized the issuance under the 1996 Plan to certain Officers' stock options (the "Management Stockholder Options") currently covering 13,047 shares of Hyperion Class A common stock with exercise price and vesting terms identical to the Rigas Options. In addition to the Rigas Options, the Rigas Grants and the employment agreement, Hyperion currently expects to issue under the 1996 Plan stock options, restrictive stock grants, phantom stock awards or other awards to other 1996 Plan participants covering up to a total of 325,000 shares of Hyperion Class A common stock during 1999.


8.  Taxes on Income:

   Adelphia and its corporate subsidiaries file a consolidated federal income tax return, which includes its share of the subsidiary partnerships and joint venture partnership results of operations. At December 31, 1998, Adelphia had net operating loss carryforwards for federal income tax purposes of approximately $1,300,000 expiring through 2018. Depreciation and amortization expense differs for tax and financial statement purposes due to the use of prescribed periods rather than useful lives for tax purposes and also as a result of differences between tax basis and book basis of certain acquisitions.

   The tax effects of significant items comprising Adelphia's net deferred tax liability are as follows:

                                                                March 31,      December 31,
                                                                  1998             1998
                                                                ----------    ------------
       Deferred tax liabilities:
         Differences between book and tax basis of
           property, plant and equipment and
           intangible assets                                     $ 250,298     $    251,289
                                                                 ----------    ------------

       Deferred tax assets:
         Investment in partnerships                                 82,461          102,472
         Operating loss carryforwards                              459,546          478,488
                                                                 ----------    ------------
                                                                   542,007          580,960
         Valuation allowance                                      (408,060)        (439,280)
                                                                 ----------    ------------
              Subtotal                                             133,947          141,680
                                                                 ----------    ------------
          Net deferred tax liability                             $ 116,351     $    109,609
                                                                 ==========    ============

   The net change in the valuation allowance for the years ended March 31, 1998 and the nine months ended December 31, 1998 was an increase of $48,775 and $31,220, respectively.

   Income tax benefit is as follows:

                                                                           Nine Months
                                                                             Ended
                                                 Year Ended March 31,      December 31,
                                                   1997         1998          1998
                                                 ------       --------     -----------
          Current                                $ (142)      $   (699)      $     60
          Deferred                                  500          6,305          6,742
                                                 ------       --------       --------
              Total                               $ 358        $ 5,606       $  6,802
                                                 ======       ========       ========

   A reconciliation of the statutory federal income tax rate and Adelphia's effective income tax rate is as follows:

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


                                                                                               Ended
                                                                  Year Ended March 31,       December 31,
                                                                  1997            1998           1998
                                                                --------        --------     -----------
Statutory federal income tax rate.........................         35%              35%               35%
Change in federal valuation allowance.....................        (41%)            (30%)            (26%)
State taxes, net of federal benefit.......................          6%              (2%)              1%
Other.....................................................          -%               -%              (4%)
                                                                --------        --------     -----------
Effective income tax benefit rate.........................          -%               3%               6%
                                                                ========        ========     ===========

9.  Disclosures about Fair Value of Financial Instruments:

   Included in Adelphia's financial instrument portfolio are cash, U.S. government securities, notes payable to banks and institutions, debentures, redeemable preferred stock and interest rate swaps and caps. The carrying values of notes payable to banks and institutions approximate their fair values at March 31, 1998 and December 31, 1998. The carrying cost of the publicly traded notes, debentures and redeemable preferred stock at March 31, 1998 and December 31, 1998 were $2,400,753 and $2,657,861, respectively. At March 31, 1998 and
December 31, 1998, the fair value exceeded the carrying cost by $199,296 and $139,970, respectively. At March 31, 1998 and December 31, 1998, Adelphia would have been required to pay approximately $5,822 and $27,227, respectively, to settle its interest rate swap and cap agreements, representing the excess of carrying cost over fair value of these agreements. The fair values of the debt, redeemable preferred stock and interest rate swaps and caps were based upon quoted market prices of similar instruments or on rates available to Adelphia for instruments of the same remaining maturities.


10. Business Segment Information:

   Refer to page A-3 of this proxy statement for information regarding business segments as of and for the years ended March 31, 1997 and 1998 and as of and for the nine months ended December 31, 1998.


11. Related Party Transactions:

   Adelphia currently manages cable television systems which are principally owned by Olympus and limited partnerships in which certain of Adelphia's principal shareholders who are executive officers have equity interests.

   Adelphia has agreements with Olympus and the Managed Partnerships which provide for the payment of fees to Adelphia. The aggregate fee revenues from Olympus and the Managed Partnerships amounted to $2,939, $3,960 and $2,022 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively. In addition, Adelphia was reimbursed by Olympus and the Managed Partnerships for allocated corporate costs of $6,335, $6,436 and $7,548 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively, which have been recorded as a reduction of selling, general and administrative expenses.

   Interest expense - net includes interest income from affiliates for long term borrowings of $8,367, $7,129 and $5,221 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively, and for short term borrowings of $9,340 and $9,339 for the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.

   At March 31, 1998, Adelphia had interest rate swaps with affiliates for a notional amount of $175,000, which expired during the nine months ended December 31, 1998. The net effect of these interest rate swaps was to increase interest expense by $50, $128 and $2,049 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.

   During the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, Adelphia paid $2,563, $2,485 and $3,422, respectively, to entities owned by certain shareholders of Adelphia primarily for property, plant and equipment and services.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)


12.  Quarterly Financial Data (Unaudited):

   The following tables summarize the financial results of Adelphia for each of the quarters in the year ended March 31, 1998 and the nine months ended December 31, 1998:

                                                                                             Three Months Ended
                                                                            June 30      September 30    December 31     March 31
                                                                          ------------  --------------  -------------   ----------
Year Ended March 31, 1998:
--------------------------
Revenues                                                                  $  122,644     $   128,990     $  138,271     $  138,537
                                                                          ------------  --------------  -------------   ----------
Operating expenses:
  Direct operating and programming                                            39,673          38,540         43,711         45,364
  Selling, general and administrative                                         22,259          23,472         24,354         25,646
  Depreciation and amortization                                               33,733          33,586         37,251         40,471
                                                                          ------------  --------------  -------------   ----------

    Total                                                                     95,665          95,598        105,316        111,481
                                                                          ------------  --------------  -------------   ----------

Operating income                                                              26,979          33,392         32,955         27,056
                                                                          ------------  --------------  -------------   ----------
Other income (expense):
  Priority investment income from Olympus                                     11,765          12,000         12,000         12,000
  Interest expense - net                                                     (61,737)        (62,432)       (63,172)       (59,766)
  Equity in loss of Olympus and other joint ventures                         (19,198)        (14,840)       (16,012)       (16,039)
  Equity in loss of Hyperion joint ventures                                   (2,540)         (3,886)        (2,858)        (3,683)
  Hyperion preferred stock dividends                                               -               -         (5,988)        (6,694)
  Gain on sale of investments                                                      -             610            408          1,520
                                                                          ------------  --------------  -------------   ----------
    Total                                                                    (71,710)        (68,548)       (75,622)       (72,662)
                                                                          ------------  --------------  -------------   ----------

Loss before income taxes and extraordinary gain (loss)                       (44,731)        (35,156)       (42,667)       (45,606)
Income tax benefit (expense)                                                      70            (365)          (264)         6,165
                                                                          ------------  --------------  -------------   ----------
Loss before extraordinary gain (loss)                                        (44,661)        (35,521)       (42,931)       (39,441)
Extraordinary gain (loss) on early retirement of debt                          2,300               -        (13,625)             -
                                                                          ------------  --------------  -------------   ----------
Net loss                                                                     (42,361)        (35,521)       (56,556)       (39,441)
Dividend requirements applicable to preferred stock                                -          (4,550)        (7,448)        (6,852)
                                                                          ------------  --------------  -------------   ----------

Net loss applicable to common stockholders                                $  (42,361)    $   (40,071)    $  (64,004)    $  (46,293)
                                                                          ============  ==============  =============   ==========

Basic and diluted loss per weighted average share of common stock before
   extraordinary gain (loss)                                              $    (1.62)    $     (1.31)    $    (1.64)    $    (1.51)
Basic and diluted extraordinary gain (loss) per weighted average share on
   early retirement of debt                                                     0.08               -          (0.45)             -
                                                                          ------------  --------------  -------------   ----------

Basic and diluted net loss per weighted average share of common stock     $    (1.54)    $     (1.31)    $    (2.09)    $    (1.51)
                                                                          ============  ==============  =============   ==========

Weighted average shares of common stock outstanding (in thousands)            27,468          30,647         30,647         30,730
                                                                            ==========  =============================   ===========

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

                                                                                          Three Months Ended
                                                                              June 30        September 30   December 31
                                                                             ------------  ---------------  ----------
Nine Months  Ended December 31, 1998:
-------------------------------------
Revenues                                                                     $  144,756       $ 169,387      $ 193,012
                                                                             ------------  ---------------  ----------
Operating expenses:
  Direct operating and programming                                               48,738          56,595         62,630
  Selling, general and administrative                                            29,111          33,043         45,095
  Depreciation and amortization                                                  38,559          46,083         56,181
                                                                             ------------  ---------------  ----------
    Total                                                                       116,408         135,721        163,906
                                                                             ------------  ---------------  ----------
Operating income                                                                 28,348          33,666         29,106
                                                                             ------------  ---------------  ----------
Other income (expense):
  Priority investment income from Olympus                                        12,000          12,000         12,000
  Interest expense   - net                                                      (62,745)        (63,317)       (65,531)
  Equity in loss of Olympus and other joint ventures                            (18,316)        (14,803)       (15,772)
  Equity in loss of Hyperion joint ventures                                      (3,190)         (2,614)        (3,776)
  Minority interest in losses of subsidiaries                                     5,460           8,543         11,769
  Hyperion preferred stock dividends                                             (6,946)         (7,166)        (7,424)
  Other income                                                                    1,000             113              -
                                                                             ------------  ---------------  ----------
    Total                                                                       (72,737)        (67,244)       (68,734)
                                                                             ------------  ---------------  ----------
Loss before income taxes and extraordinary loss                                 (44,389)        (33,578)       (39,628)
Income tax benefit (expense)                                                      5,614            (852)         2,040
                                                                             ------------  ---------------  ----------
Loss before extraordinary loss                                                  (38,775)        (34,430)       (37,588)
Extraordinary loss on early retirement of debt                                   (2,604)         (1,733)             -
                                                                             ------------  ---------------  ----------
Net loss                                                                        (41,379)        (36,163)       (37,588)
Dividend requirements applicable to preferred stock                              (6,906)         (6,906)        (6,906)
                                                                             ------------  ---------------  ----------
Net loss applicable to common stockholders                                    $ (48,285)    $   (43,069)    $  (44,494)
                                                                             ============  ===============  ==========

Basic and diluted loss per weighted average share of common stock before
   extraordinary loss                                                         $   (1.48)    $     (1.16)    $    (1.06)
Basic and diluted extraordinary loss per weighted average share on
   early retirement of debt                                                       (0.08)          (0.05)             -
                                                                             ------------  ---------------  ----------
                                                                             $    (1.56)    $     (1.21)    $    (1.06)
Basic and diluted net loss per weighted average share of common stock        ============  ===============  ==========
Weighted average shares of common stock outstanding (in thousands)               30,988          35,533         42,093
                                                                             ============  ===============  ==========

13.   Subsequent Events:

   On January 13, 1999, Adelphia completed offerings of $100,000 of 7 1/2% Senior Notes due 2004 and $300,000 of 7 3/4% Senior Notes due 2009. Net proceeds from these offerings, after deducting offering expenses, were approximately $393,700. Of this amount, Adelphia used approximately $160,000 to pay accrued interest and retire a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries which may be reborrowed and used for general corporate purposes. The terms of these notes are similar to those of Adelphia's other publicly held senior debt.

   On January 14, 1999, Adelphia completed offerings totaling 8,600,000 shares of its Class A common stock. In those offerings, Adelphia sold 4,600,000 newly issued shares of Class A common stock to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares of its Class A common stock at $43.25 per share to entities controlled by the Rigas family. Adelphia used the proceeds of approximately $372,000 from these offerings to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes.

   On January 21, 1999, Adelphia acquired Verto Communications, Inc. ("Verto") pursuant to a merger

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

agreement between Adelphia, Verto and Verto's shareholders. These systems served approximately 56,000 subscribers in the greater Scranton, PA area at the date of acquisition. In connection with the Verto acquisition, Adelphia issued 2,561,024 shares of its Class A common stock to the former owners of Verto and assumed approximately $35,000 of net liabilities of Verto. The acquisition is being accounted for under the purchase method of accounting. Accordingly, the financial results of the acquired systems will be included in the consolidated results of Adelphia effective from the date acquired.

   On January 29, 1999, Adelphia purchased from Telesat shares of Adelphia's stock owned by Telesat for a price of $149,213. In the transaction, Adelphia purchased 1,091,524 shares of Class A common stock and 20,000 shares of Series C Cumulative convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus Communications, L.P. by July 11, 1999 for approximately $108,000. The redemption is subject to applicable third party approvals.

   On February 23, 1999, Adelphia announced that it had entered into a definitive agreement to acquire FrontierVision Partners, L.P. ("FrontierVision") for approximately $2,100,000. Under that agreement Adelphia would acquire 100% of FrontierVision in exchange for approximately $550,000 in cash, 7,000,000 shares of Adelphia Class A common stock and the assumption of approximately $1,110,000 of debt. The transaction is subject to customary closing conditions. As of December 31, 1998, FrontierVision had approximately 702,000 basic subscribers.

   On March 2, 1999, Hyperion issued $300,000 of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes"). An entity controlled by members of the Rigas family purchased $100,000 of the Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $295,000 were or will be used to fund Hyperion's acquisition of interests held by local partners in certain of its markets, and will be used to fund capital expenditures and investments in its networks and for general corporate and working capital purposes.

   On March 5, 1999, Adelphia announced that it had entered into a definitive merger agreement to acquire Century Communications Corp. ("Century") for approximately $5,200,000. Under the agreement, Adelphia would acquire 100% of the outstanding common stock of Century for approximately $826,000 in cash, 48,700,000 shares of Class A common stock and the assumption of approximately $1,600,000 of debt. This transaction is subject to shareholder approval by Century and Adelphia and other customary closing conditions. As of December 31, 1998, Century had approximately 1,593,000 basic subscribers after giving effect to Century's pending joint venture with AT&T.

   On March 31, 1999, Hyperion consummated its transaction with subsidiaries of MediaOne of Colorado, Inc. ("MediaOne"), its local partners in the Jacksonville, FL and Richmond, VA networks, whereby MediaOne received approximately $81,520 in cash for MediaOne's ownership interests in these networks. In addition, Hyperion will be responsible for the payment of fiber lease liabilities due to MediaOne in the amount of approximately $14,500 over the next ten years. As a result of the transactions, Hyperion's ownership interest in each of these networks will increase to 100%.

   On April 9, 1999, Adelphia entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by the Rigas family, in which Adelphia agreed to sell to Highland Holdings, and Highland Holdings agreed to purchase, from $250,000 to $375,000 of Adelphia's Class B common stock. The purchase price for the Class B common stock will be equal to the public offering price in the April 28, 1999 public offering of Class A common stock, described
below, less the underwriting discount, plus an interest factor.   Closing under
this stock purchase agreement is to occur by January 23, 2000.

   On April 12, 1999, Adelphia announced that it had entered into a definitive agreement to acquire cable television systems from Harron Communications Corp. ("Harron") for approximately $1,200,000. The transaction is subject to
customary closing conditions.   As of December 31, 1998, Harron had
approximately

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

294,000 basic subscribers after giving effect to recent and pending acquisitions involving approximately 9,000 basic subscribers.

   On April 28, 1999, Adelphia completed an offering of $350,000 of 7 7/8% Senior Notes due 2009. Net proceeds from this offering, after deducting offering expenses, were approximately $345,500. Adelphia used the proceeds to repay borrowings under revolving credit facilities of its subsidiaries, which may be reborrowed and used for general corporate purposes, including acquisitions, capital expenditures and investments. The terms of these notes are similar to those of Adelphia's other publicly held senior debt.

   On April 28, 1999, Adelphia consummated its offering of 8,000,000 shares of Class A common stock. Net proceeds of the offering, after deducting offering expenses, were approximately $485,500. Adelphia initially used the net proceeds to repay borrowings under subsidiary credit agreements, which Adelphia plans to reborrow and use to fund one or more of the recently announced acquisitions.

   On April 30, 1999, and, in a related transaction on May 14, 1999, Adelphia sold an aggregate 2,875,000 shares of 5 1/2% Series D convertible preferred stock with a liquidation preference of $200 per share. The preferred stock accrues dividends at $11 per share annually and is convertible at $81.45 per share into an aggregate of 7,059,546 shares of Class A common stock of Adelphia. The preferred stock is redeemable at the option of Adelphia on or after May 1, 2002 at 103% of the liquidation preference. Net proceeds from the convertible preferred stock offering were approximately $557,400 after deducting underwriting discounts and commissions and offering expenses. Adelphia initially used the net proceeds to repay borrowings under subsidiary credit agreements which Adelphia plans to reborrow and use to fund one or more of the recently announced acquisitions.

   On May 6, 1999, certain subsidiaries and affiliates of Adelphia and Olympus closed on an $850,000 credit facility. The credit facility consists of a $600,000, 8 1/2 year reducing revolving credit loan and a $250,000, 9 year term loan. Proceeds from initial borrowings were held as cash and used to repay existing indebtedness, which may be reborrowed and used for capital expenditures, investments and other general corporate purposes.